An offering statement, pursuant to Regulation A, relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two (2) business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR - SUBJECT TO COMPLETION

Dated February 11, 2021

Blow & Drive Interlock Corporation

10,000,000 Shares

Blow & Drive Interlock Corporation (herein referred to as “we,” “us,” “our, “Blow & Drive Interlock,” and the “Company”) is offering up to 10,000,000 Shares (each, a “Share” and, collectively, the “Shares”), at a maximum price of $1.00 per Share for a period one (1) year beginning after the Offering statement to which this Circular relates is qualified by the SEC. Shares are being sold on a “best efforts” basis by our officers and directors for a maximum price of $1.00 per Share, for gross proceeds of up to $10,000,000. The minimum investment established for each investor is $2,500 unless such minimum is waived on a case by case basis by the Company. The sale of Shares will commence upon qualification by the Securities Exchange Commission (“SEC”) of the offering statement to which this Offering Circular relates and will terminate on the earlier of the date (i) when all Shares are sold and (ii) twelve (12) months thereafter, unless earlier terminated or extended by the Company for up to an additional ninety (90) days, in the Company’s sole discretion.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering is being made pursuant to Tier 2 of Regulation A (Regulation A Plus), following the Form S-1 disclosure format for smaller reporting companies.

This Offering is highly speculative, and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on Page 5.

Title of each class of securities to be registered	Amount to be registered	Proposed Maximum Offering price per Share(1)(2)	Proposed Maximum Aggregate Offering price(1)(3)	Commissions And Discounts	Proceeds to Company(3)
Common Stock	10,000,000	$1.00	$10,000,000	$0.00	$10,000,000

Notes:

(1)	Price range of Offering being estimated pursuant to Rule 253(b). Estimate includes a maximum Offering price of $1.00 and a maximum number of Shares offered in this Offering of 10,000,000 Shares for an estimated maximum aggregate Offering of $10,000,000.
(2)	All amounts in this chart and Circular are in U.S. dollars unless otherwise indicated.
(3)	The Company’s Shares will be offered on a best-efforts basis by the Company’s officers and directors. Accordingly, there are no underwriting fees or commissions currently associated with this Offering; however, the Company may engage sales associates after this Offering commences. The Proceeds to the Company are prior to expenses of the Offering

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Until the date forty (40) days from the date the Offering statement to which this Circular relates is qualified by the SEC, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a Circular. This is in addition to the dealers’ obligation to deliver a Circular when acting as underwriters and with respect to their unsold allotments or subscriptions.

2

SUMMARY INFORMATION

This summary highlights some of the information in this Circular. It is not complete and may not contain all of the information that you may want to consider. To understand this Offering fully, you should carefully read the entire Circular, including the section entitled “Risk Factors,” before making a decision to invest in our securities. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” and “Blow & Drive Interlock” refer to Blow & Drive Interlock, Inc. together with its wholly owned subsidiaries.

The Company

On November 18, 2020, the Company entered into a Share Exchange Agreement (the “SEA”) with Song Dai, a shareholder of Leet Technology Limited (“LTL”), a Malaysian corporation. Pursuant to the SEA, the Company acquired 10,000 shares of capital stock of LTL and in exchange issued 10,000,000 restricted shares of the Company’s Common Stock to Song Dai.

As a result of the Share Exchange Agreement:

(i)       LTL’s principal business became the business of the Company, and

(ii)       LTL became a wholly-owned subsidiary of the Company

Business Overview

Prior to the acquisition of our wholly-owned subsidiary as described above, our main business consisted of the manufacture and sale of a Breath Alcohol Ignition Interlock Device. Shortly after changing our business focus towards the eSports industry, which we regard as a potentially high growth and profitable industry, we identified certain opportunities to engage in the business related to eSports in South East Asia, which has seen high growth over the last 3 years and determined that we should pursue that business opportunity. We entered into negotiations with LTL and closed that acquisition as of November 18,2020.

Currently, the Company is a holding company and has no principal business other than LTL’s business. As a result of the closing of the SEA, LTL is a wholly-owned subsidiary of the Company which operates an eSports platform in Malaysia. All references to Company herein include its operating subsidiary LTL unless otherwise noted.

The Offering

This circular relates to the sale of 10,000,000 Shares at a maximum price of $1.00 per Share, for total Offering proceeds of up to $10,000,000 if all offered Shares are sold at the maximum price (the “Offering”). There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of Shares are not sold. The minimum amount established for investors is $2,500, unless such minimum is waived on a case by case basis by the Company, in its sole discretion. All funds raised by the Company from this Offering will be immediately available for the Company’s use.

The aggregate purchase price to be paid by any investor for the securities sold hereby cannot exceed 10% of the greater of the investor’s annual income or net worth (for entity investors, revenues or net assets for the investor’s most recently completed fiscal year are used instead). The foregoing limitation does not apply to “accredited investors.”

Shares offered by the Company will be sold by our directors and executive officers. We may also elect to engage licensed broker-dealers. No sales agents have yet been engaged to sell Shares. All Shares will be offered on a “best-efforts” basis. Investors may be publicly solicited through our website, investment websites, social media, or otherwise.

3

This Offering will terminate at the earlier to occur of: (i) all Shares offered hereby are sold, or (ii) one year from the date this Offering Circular is qualified with the SEC. Notwithstanding the foregoing, the Company may terminate this Offering at any time or extend this offering by ninety (90) days, in its sole discretion.

ABOUT THIS CIRCULAR

We have prepared this Offering Circular (“Circular”) to be filed with the SEC for our offering of securities. The Circular includes exhibits that provide more detailed descriptions of the matters discussed in this Circular.

You should rely on only the information contained in this Circular and its exhibits. We have not authorized any person to provide you with any information different from that contained in this Circular. The information contained in this Circular is complete and accurate only as of the date of this Circular, regardless of the time of delivery of this Circular or sale of our Shares. This Circular contains summaries of certain other documents, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. All documents relating to this Offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

INDUSTRY AND MARKET DATA

The industry and market data used throughout this Circular have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable. We have not engaged any person or entity to provide us with industry or market data.

TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department

RISK FACTORS

Any investment in our Shares involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this Circular before deciding whether to purchase our Shares. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. In addition to the other information provided in this Circular, you should carefully consider the following risk factors in evaluating our business and before purchasing any of our Shares. The following may not be a comprehensive list of all risks relating to the Company or an investment in its Shares but are those risks as identified by the Company’s management as material.

4

Risks Related to this Offering

You will experience immediate and substantial dilution in the book value per share of the Shares you purchase.

Because the price per share of our Shares being offered will be higher than the current book value per share of our Common Stock, you will suffer substantial dilution in the net tangible book value of the securities you purchase in this Offering. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase Shares in this Offering.

Because our management will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We currently intend to use the net proceeds from this Offering for general corporate purposes, including working capital, and build out of our platform. However, our management will have significant discretion and flexibility in applying the net proceeds of this Offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

The maximum offering price of our Shares from the Company has been arbitrarily determined.

Our management has determined the maximum Offering Price of the Shares offered by the Company. The maximum price of the Shares we are offering was arbitrarily determined based upon the illiquidity and volatility of our shares of Common Stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the Offering. The maximum Offering Price for the Shares sold in this Offering may be more or less than the fair market value for our shares of Common Stock.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Shares less attractive to investors.

We are an “emerging growth company,” as defined in the U.S. Jumpstart Our Business Startups Act, or the JOBS Act. The Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards and such election is irrevocable if made. As such, we have made the election to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Our Common Stock is not currently listed on any national exchange.

Our shares of Common Stock are quoted via OTCMarkets, which is not an exchange and therefore may not provide the same shareholder protections that can be found on exchanges such as NYSE and NASDAQ. The liquidity of shares listed on the OTCMarkets’ platform is not as robust as those listed on a national exchange. Without a robust public market, purchasers of our Shares may have little liquidity in their investment. Investors should be prepared and have the means to hold our securities indefinitely.

5

Risks Related to our Business

General Risks Relating to our Business, Operations of Financial Condition

We have a limited operating history and are subject to the risks encountered by early-stage companies

Our wholly-owned subsidiary, Leet Technology Limited (“LTL”) officially launched its commercial service (Matchroom) in Malaysia in January of 2019. Because LTL has a limited operating history, and because LTL constitutes the sole revenue generating operations of the Company, you should consider and evaluate our operating prospects in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

•	That we may not have sufficient capital to achieve our growth strategy;
•	That we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers' requirements;
•	That our growth strategy may not be successful; and
•	That fluctuations in our operating results will be significant relative to our revenues

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business could be significantly harmed.

We have a history of net losses, may incur substantial net losses in the future and may not achieve profitability.

Although we have begun to generate operating revenues, we have incurred significant losses since inception. We expect to incur increased costs to implement our business plan necessary to increase revenues, such as costs relating to expanding our subscribers’ growth.

If our revenues do not increase to offset these additional expenses, or if we experience unexpected increases in operating expenses, we will continue to incur significant losses, and will not become profitable. If we are not able to significantly increase our revenues, we will likely not be able to achieve profitability in the future.

Our operating losses and working capital deficiency raise substantial doubt about our ability to continue as a going concern.  If we do not continue as a going concern, investors could lose their entire investment.

Our operating losses and working capital deficiency raise substantial doubt about our ability to continue as a going concern. If we do not generate sufficient operating revenues, do not achieve profitability, or do not have other sources of financing for our business, we may have to curtail or cease our development plans and operations, which could cause investors to lose the entire amount of their investment.

Increasing competition within our emerging industry could have an impact on our business prospects.

The eSports industry is the latest high growth industry on which many are looking to capitalize. Consequently, it is becoming a very competitive industry, with new competitors frequently entering the market.

6

These competing companies may have significantly greater financial and other resources than we have and may have been developing their products and services longer and more successfully than we have been developing ours. Although we are differentiated from our competitors by focusing on emerging markets and leveraging on the mobile carrier network, increased competition may still have a negative impact on our profit margins.

The eSports industry is also becoming intensely more competitive from a tech perspective. Successful competitors of ours typically have better networking or deep integrations with game developers mainly in the US that give them a competitive edge. As these competitors have an established base of market operation, moving towards emerging markets may be their respective future strategies.

Increasing competition affects a majority of the participants in the eSports market as users are increasingly more driven by instant gratification and gaming tools, that are user friendly, while brands/organizations are interested in enhancing cost control and revenue generation.

Our operating results may fluctuate in future periods, which may adversely affect our stock price

Our operating results have been in the past, and will continue to be, subject to quarterly and annual fluctuations as a result of numerous factors, some of which may contribute to more pronounced fluctuations in an uncertain global economic climate. These factors include:

•	Fluctuations in demand for our products and services, especially with respect to telecommunications service providers and internet businesses, in part due to changes in the global economic climate
•	Changes in sales and implementation cycles for our products and reduced visibility into our customers’ spending plans and associated revenue
•	Our ability to attract and retain customers
•	Price and product competition in the eSports industries, which can change rapidly due to technological innovation and different business models
•	The overall movement toward industry consolidation among both our competitors and our customers

The markets in which we compete are intensely competitive

The markets in which we compete are characterized by rapid change, converging technologies, and a migration to networking and communications solutions that offer relative advantages. These market factors represent a competitive threat to us. We compete with numerous vendors in each product category. The overall number of our competitors providing niche product solutions may increase. Also, the identity and composition of competitors may change as we increase our activity in markets for our products and in our priorities.

Industry consolidation may lead to increase competition and may harm our operating results.

There has been a trend towards consolidation in our industry for several years. We expect this trend to continue as companies attempt to strengthen or hold their market positions in an evolving industry, and as companies are acquired or are unable to continue operations. Companies that are strategic alliance partners in some areas of our business may acquire or form alliances with our competitors, thereby reducing their business with us. We believe that industry consolidation may result in stronger competitors that are better able to compete for customers. This could lead to more variability in our operating results and could have a material adverse effect on our business, operating results, and financial condition.

7

Economic conditions in certain international markets could adversely affect demand for the products we sell.

Sales of our products involve discretionary spending by consumers. Consumers are typically more likely to make discretionary purchases, including paying to participate or watch, when there are favorable economic conditions; this of course also extends to the brands, sponsors, and telecommunications partners that we plan to most leverage through Matchroom.

Consumer spending may be affected by many economic and other factors outside of the Company’s control. Some of these factors include consumer disposable income levels, consumer confidence in current and future economic conditions, levels of employment, consumer credit availability, consumer debt levels, inflation, political conditions and the effect of weather, natural disasters, public health crises, including the recent outbreak of the coronavirus (or COVID-19), and civil disturbances.

The extent to which the coronavirus impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. These and other economic factors could adversely affect demand for our products, which may negatively impact our business, results of operations and financial condition.

The eSports industry has historically been relatively sensitive to external pressure; potentially affected by level of prize pools, introduction of new games, consoles, and technologies that may negatively impact the demand for existing products or our “pre-owned” products

The eSports industry has historically been sensitive to external pressures, especially in response to the level of prize pools across recent competitions, introduction and/or retirement of game titles, consumer preferences, adoption of new technologies/platforms, and more.

These kinds of changes typically favor the most innovative and better capitalized businesses that are able to maintain their competitive edge by keeping up with the times and giving the customers what they want.

Technological advances in the delivery and types of eSports competition, as well as changes in consumer behavior related to these new technologies, have and may continue to lower our sales.

Technological advances in the tools that facilitate an eSports competition, as well as changes in consumer behavior related to these new technologies, have and may continue to lower our sales

As our competitors implement more tools that can better deliver and facilitate high quality eSports experiences, our customers may no longer choose to perform their business with us, thereby negatively impacting our sales and business performance.

If we fail to keep pace with changing industry technology and consumer preferences, we will be at a competitive disadvantage

The interactive entertainment industry is characterized by swiftly changing technology, evolving industry standards, frequent new and enhanced product introductions, rapidly changing consumer preferences and product obsolescence.

8

Games, and by association eSports, are now played on a wide variety of mediums, including mobile phones, tablets, social networking websites, and more. This is especially true when it comes to the great exodus of serious gamers from the more traditional PC and console gaming to the newer mobile devices.

In order to continue to compete effectively in the eSports industry, we need to respond effectively to these changes and understand their impact on our customers’ preferences. However, it may take significant time and resources to respond to these technological changes and the resulting effects on consumer behavior. Our business and results of operations may be negatively impacted if we fail to keep pace with these changes.

As a seller of certain consumer products, we are subject to various federal, state, local, and international laws, regulations, and statutes

While we take steps to comply with these laws, there can be no assurance that we will be in total compliance, and failure to comply with these laws could result in litigation, regulatory action and penalties which could have a negative impact on our business, financial condition, and results of operations. In addition, our partners and stakeholders might not adhere to the necessary policies, rendering our business susceptible to legal lawsuits which can severely impact our profitability.

Failure to attract and retain executive officers and other key personnel could materially adversely affect our financial performance.

Our success depends upon our ability to attract, motivate, and retain a highly trained and engaged workforce, including key executives, management and skilled merchandising, marketing, financial, and administrative personnel. In addition, the turnover rate in the industry is relatively high, and there is an ongoing need to recruit and train new employees.

Factors that affect our ability to maintain sufficient numbers of qualified employees include employee morale, our reputation, unemployment rates, competition from other employers and our ability to offer appropriate compensation packages. Our inability to recruit a sufficient number of qualified individuals or our failure to retain key executive officers and other employees in the future may have a negative impact on our business and results of operations.

Risks Related to our Securities

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors (the “Board”). We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders.

Our articles permit us to issue all of our unissued Common shares without additional shareholder approval.

Our articles permit the issuance of up to 20,000,000,000 shares of Common Stock, and shareholders will have no pre-emptive rights in connection with such further issuance. Additional issuances of our securities may involve the issuance of a significant number of Common shares at prices less than the current market price for the Common shares. Issuances of substantial numbers of Common shares, or the perception that such issuances could occur, may adversely affect prevailing market prices of the shares of our Common Stock. Any transaction involving the issuance of previously authorized but unissued shares of Common Stock, or securities convertible into Common shares, would result in dilution, possibly substantial, to security holders.

9

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Certain of our executive officers, directors and large stockholders own a significant percentage of our outstanding capital stock. As of December 31, 2020, our executive officers, directors, and holders of 5% or more of our Common Stock, including their respective affiliates, beneficially owned approximately 41.98% of our issued and outstanding shares of Common Stock, 100% of our issued and outstanding shares of Preferred Stock and 72.87% of the eligible votes of the Company. These stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that some of our stockholders may believe is in their best interest.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this Circular are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.

USE OF PROCEEDS

The following table illustrates the amount of net proceeds to be received by the Company on the sale of Shares by the Company and the intended uses of such proceeds over an approximate twelve (12) month period. It is possible that the Company may not realize the entire $10,000,000 being raised through this Offering. In such case, it will reallocate its use of proceeds as the board of directors deems to be in the best interests of the Company in order to effectuate its business plan. The intended use of proceeds are as follows:

Capital Sources and Uses

	100%	75%	50%	25%
Gross Offering Proceeds	$10,000,000	$7,500,000	$5,000,000	$2,500,000
Offering Costs (1)	$30,000	$30,000	$30,000	$30,000

Use of Net Proceeds:	$9,970,000	$7,470,000	$4,970,000	$2,470,000
Launch of Platform (2)	$6,770,000	$5,070,000	$3,370,000	$1,670,000
Working Capital (3)	$3,200,000	$2,400,000	$1,600,000	$800,000

Notes:

(1)	The Company expects to spend approximately $30,000 in expenses relating to this Offering, including legal, accounting, travel, printing and other expenses
(2)	The Company has an online platform which allows gaming companies to offer games through the platform. The proceeds will increase the functionality of the platform
(3)	The Company will use working capital to pay for miscellaneous and general operating expenses, as well as research and development and legal fees relating to securing and protecting the Company’s intellectual property.

10

The allocation of the use of proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of the Company’s proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total Offering, may cause the Company to modify the above-described allocation of proceeds. The Company’s use of proceeds may vary significantly in the event any of the Company’s assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the Offering as unanticipated events or opportunities arise.

DETERMINATION OF OFFERING PRICE

In determining the maximum Offering Price of the Shares, we have considered a number of factors including, but not limited to, the illiquidity and volatility of our Shares, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the Offering. The maximum Offering Price for the Shares sold in this Offering may be more or less than the fair market price for our shares of Common Stock.

DILUTION

Investors in this Offering will experience immediate dilution, as exampled below, from the sale of Shares by the Company. If you invest in our Shares, your interest will be diluted to the extent of the difference between the public maximum Offering Price per share of our Shares and the as adjusted net tangible book value per share of our capital stock after this Offering. Our net tangible book value as of September 30, 2020 is currently estimated at $(3,561,856), or approximately $(0.0273) per Share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares outstanding.

Net tangible book value dilution per Share to new investors represents the difference between the amount per Share paid by purchasers in this Offering and the as adjusted net tangible book value per Shares immediately after completion of this Offering. After giving effect to our sale of the maximum Offering amount of $10,000,000, assuming $30,000 in Offering or other expenses, our as-adjusted net tangible book value as of September 30, 2020 would have been approximately $6,408,144 or $0.0456 per share. This represents an immediate increase in net tangible book value of $0.0730 per share to existing stockholders and an immediate dilution in net tangible book value of $0.954 per share to investors of this Offering, as illustrated in the following table:

Public maximum offering price per share	$1
Net tangible book value per share	$(0.0273)
Increase in net tangible book value per share attributable to new investors	$0.0730
Adjusted net tangible book value per share	$0.0456
Dilution per share to new investors in the offering	$0.954

The above calculations are based on 130,397,289 shares issued and outstanding before adjustments and 140,397,289 shares to be outstanding after adjustment. The foregoing is for illustrative purposes only.

PLAN OF DISTRIBUTION

We are offering up to 10,000,000 Shares for a maximum of $1.00 per Share, for a total of up to $10,000,000 in gross Offering proceeds, assuming all Shares are sold at the maximum Offering Price. The minimum investment for any investor is $2,500, unless such minimum is waived by the Company, which may be done in its sole discretion on a case-by-case basis. There is no minimum Offering amount or escrow required as a condition to closing and we may sell significantly fewer Shares than those offered hereby.

11

Currently, we plan to have our directors and executive officers sell the Shares on our behalf. They will receive no discounts or commissions. Our executive officers will deliver this Circular to those persons who they believe might have interest in purchasing all or a part of this Offering. The Company may generally solicit investors, including, but not limited to, the use of social media, newscasts, advertisements, roadshows and the like.

As of the date of this Circular, we have not entered into any arrangements with any selling agents for the sale of the Shares; however, we may engage one or more selling agents to sell the Shares in the future. If we elect to do so, we will file a supplement to this circular to identify them.

Our directors and officers will not register as broker-dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

●	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and

●	the person is not at the time of their participation an associated person of a broker-dealer; and

●	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the Offering and have not been during the past twelve (12) months and are currently not brokers or dealers or associated with brokers or dealers. They have not nor will they participate in the sale of securities of any issuer more than once every twelve (12) months.

Our shares of Common Stock are not now listed on any national securities exchange or the NASDAQ stock market. There is currently a limited market for our shares of Common Stock and there is no guarantee that an active trading market will develop in the future. There is also no guarantee that our Common Stock will ever trade on any listed exchange. Accordingly, the Shares should be considered highly illiquid, which inhibits investors’ ability to resell their Shares.

Upon this Circular being qualified by the SEC, the Company may offer and sell Shares from time to time. This Offering will terminate at the earlier to occur of: (i) all Shares offered hereby are sold, or (ii) one year from the date this Offering Circular is qualified with the SEC. Notwithstanding the foregoing, the Company may terminate this Offering at any time or extend this Offering by ninety (90) days, in its sole discretion.

There can be no assurances that the Company will sell any or all of the Shares. All Shares will be offered on a “best efforts” basis.

Should any fundamental change occur regarding the status or other matters concerning the Company, we will file an amendment to this circular disclosing such matters.

12

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

All subscription agreements and checks are revocable until accepted and should be delivered to the Company at the address provided in the subscription agreement. A subscription agreement executed by a subscriber is not binding on the Company until it is accepted on our behalf by the Company. Each investor will be required to make certain representations in the Subscription Agreement relating to its suitability for investment in the Shares. There are limits on transfer of shares of Common Stock of the Company and the issuance of Shares by the Company which are outlined in the Subscription Agreement. Investors may not transfer their Shares except in accordance with the terms and conditions outlined in the Subscription Agreement.

The Company will deliver stock certificates to the purchasers within five (5) days from request by a shareholder; otherwise shareholders’ Shares will be noted and held on the book records of the Company.

We will not apply for “blue sky” registration in any state. If applicable, the Shares may not be offered or sold in certain jurisdictions unless they comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the Shares only in the jurisdictions in which an exemption from the registration requirements is available, and purchases of Shares may be made only in those jurisdictions.

DESCRIPTION OF SECURITIES

The following description is a summary of the material rights of shareholders. Shareholder rights are dictated via the Company’s Articles of Incorporation and Bylaws. The articles of Incorporation and Bylaws have been filed with the Securities and Exchange Commission and set forth the material rights of the shareholders.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Preferred Stock

The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

13

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to a determination of the following:

A. The number of shares constituting that series and the distinctive designation of that series;

B. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on share of that series;

C. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

D. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

E. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

F. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

G. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

H. Any other relative rights, preferences and limitations of that series.

As of December 31, 2019, there were 11,000,000 shares of our preferred stock outstanding, with 1,000,000 shares being Series A Preferred Stock. Our Series A Preferred has One Million (1,000,000) shares authorized and the following rights: (i) no dividend rights; (ii) no liquidation preference over our common stock; (iii) no conversion rights; (iv) no redemption rights; (v) no call rights; (vi) each share of Series A Convertible Preferred stock will have one hundred (100) votes on all matters validly brought to our common stockholders. As of December 31, 2019, all 1,000,000 shares of Series A Preferred Stock were held by Song Dai, a director of the Company.

Penny Stock

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

14

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

INTEREST OF NAMED EXPERTS

The audited financial statements of the Company as of December 31, 2019 have been included herein in reliance upon the reports of Benjamin & Ko for the period ended and as of September 30, 2020, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Leet Technology Limited as of December 31, 2019 and 2018 have been included herein in reliance upon the reports of Audit Alliance LLP, for the period ended and as of September 30, 2020 and 2019 upon the authority of said firm as experts in accounting and auditing.

The legality of the securities offered under this Offering Circular is being passed upon by Witherspoon Brajcich McPhee PLLC.

DESCRIPTION OF BUSINESS

Organization

We were incorporated under the name of Jam Run Acquisition Corporation on July 2, 2013, under the laws of the State of Delaware. On February 6, 2014, the shareholders and board of directors approved the change of our name to Blow and Drive Interlock Corporation.

On November 18, 2020, the Company entered into a Share Exchange Agreement (the “SEA”) with the shareholders of Leet Technology Limited (“LTL”), a Malaysian corporation. Pursuant to the SEA, the Company acquired 10,000 shares of capital stock of LTL and in exchange issued 10,000,000 restricted shares of the Company’s Common Stock to the Shareholders of LTL.

As a result of the Share Exchange Agreement:

(i)	LTL’s principal business became the business of the Company, and

(ii)	LTL became a wholly owned subsidiary of the Company

15

Business

Previous Business

Prior to the acquisition of our wholly-owned subsidiary as described below, our main business consisted of the manufacture and sale of a Breath Alcohol Ignition Interlock Device (BAIID) we developed known as the BDI-747 Ignition Interlock Device (the “BDI-747/1”), which is a mechanism that is installed on the steering column of an automobile and into which a driver exhales prior to starting their vehicle. The device in turn provides a blood-alcohol concentration analysis. If the driver’s blood-alcohol content is higher than a certain pre-programmed limit, the device prevents the ignition from engaging and the automobile from starting. These devices are often required for use by DUI or DWI (“driving under the influence” or “driving while intoxicated”) offenders as part of a mandatory court or motor vehicle department program.

Current Business

Shortly after changing our business focus towards the eSports industry, which we regard as a potentially high growth and profitable industry, we identified certain opportunities to engage in the business related to e-sports in South East Asia, which has seen high growth over the last 3 years and determined that we should pursue that business opportunity. We then began negotiations with LTL, and closed that acquisition as of November 18, 2020.

Currently, the Company is a holding company and has no principal business other than LTL’s business. As a result of the closing of the SEA, LTL is a wholly-owned subsidiary of the Company which operates an eSports platform in Malaysia. All references to Company herein include its operating subsidiary LTL unless otherwise noted.

Esports Industry and Segment

Definition of eSports:

“Esports (also known as electronic sports, e-sports, or eSports) is a form of sport competition using video games. Esports often takes the form of organized, multiplayer video game competitions, particularly between professional players, individually or as teams. Although organized competitions have long been a part of video game culture, these were largely between amateurs until the late 2000s, when participation by professional gamers and spectatorship in these events through live streaming saw a large surge in popularity. By the 2010s, esports was a significant factor in the video game industry, with many game developers actively designing and providing funding for tournaments and other events.” (Source: Wikipedia)

Growth of eSports

In 2020, the global eSports market was valued at just over US$950 million. According to the source's estimates, global eSports market revenue will reach almost US$1.6 billion in 2023. The eSports industry is expected to grow rapidly in the coming years. The majority of these revenues come from sponsorships and advertising, and the rest from media rights, publisher fees, merchandise and tickets, digital and streaming. In terms of revenues, Asia and North America represent the two largest eSports markets, with China alone accounting for almost one fifth of the market. (Source: Statistica)

In 2016, ASEAN decided to enter the market by hosting its very own eSports tournament. Malaysia, in collaboration with eSports Malaysia hosted the first ever ASEAN Games for eSports (AGES) with a prize pool of around US$256,000.

16

Most recently, the 2018 Asian Games, held in Jakarta and Palembang simultaneously, had – for the first time – six demonstration games as part of its eSports event. The games were Arena Of Valor, Hearthstone, Pro Evolution Soccer, League Of Legends, Clash Royale and StarCraft 2 (Source: Newzoo).

Other reasons why the eSports market is increasing in the region are due to growing regional incomes. According to a Newzoo report from 2015, the “Big Six” countries in Southeast Asia for eSports are Vietnam, Thailand, Philippines, Indonesia, Malaysia and Singapore. The report stated that these countries account for 99 percent of the region’s eSports revenue. The “Big Six” countries mentioned in the report have flourishing economies and a growing middle-class population. As populations grow, more disposable income is spent on hobbies and leisure activities which includes video games.

Our Product Portfolio

Our current product is an e-sports platform which is www.Matchroom.net. Matchroom features an integrated eSports tournament site that allows tournament organizers, brands, players and game developers to organize eSports tournaments on our platform utilizing our platform tools. Matchroom tools include user registrations, payments, communications, livestream link ups, wallet system and many other community features.

Market, Customer and Distribution Methods

Our focus in regards of target markets encompasses the emerging markets (South East Asia, Middle East, and South Asia) in terms of geography, and users between the ages of 17 – 35. As most of these markets are mobile centric, our focus is mainly towards mobile e-sport tournaments. As such, we also focus on working with mobile network operators in our target markets, as they have direct access to their mobile subscribers, which are our target audience as well.

Sales and Marketing

Our sales strategy is geared towards a subscription model, at which users subscribe to a tournament pass that allows them to participate in a series of tournaments which has prize pools and benefits. Our partnerships with mobile network operators extend our payment reach through direct carrier billings with the mobile network operators in the respective countries in which we work.

By building up the community of e-sports players, brands can sponsor some of these prize pools by offering product ad placements, sampling and giveaways. This will be further amplified by offerings of ecommerce opportunities for brands to sell their product on our platform.

Our marketing strategy revolves around digital marketing through social media, brand marketing, influencer marketing and working with mobile carriers to co-promote our tournaments.

Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies in any jurisdiction in which we conduct our current business. As of now, there are no additional required government approvals which we must obtain.

17

Competition

There has been increased competition on eSports providers in this region over the last 2 years. eSports platforms such as ESPL, Mogul.gg, Yamisok, ESL, and several others are constantly expanding their reach across the South East Asian and South Asian markets.

Our key competitors include some of the following:

ESPL (E-Sport Player League) – A new esports platform that has recently emerged out of Malaysia and has been aggressively focused on professional esports management and platform. It has expanded its reach towards India as well as in South East Asia

Mogul.gg – An Australian-based esports platform and has seen its expansion in Australia and Philippines. Mogul.gg focuses on community eSports as opposed to professional eSports

Yamisok – An Indonesian-based esports platform that also focuses on community esports and also works with brands and mobile carriers, primarily in Indonesia to carry out community tournaments in Indonesia

ESL (Electronic Sports League) – A German-based eSports company that has operated many international tournaments with major partnership with Valve. ESL also has an eSports platform but mainly focuses on Europe and US markets.

Business Plan

The year 2020 has seen most countries and economies deal with the Covid-19 pandemic, as it is still spreading across continents. While responding to the pandemic has led to many innovations and digitization in many sectors, eSports has also been affected. Esports has traditionally been offline-based, due to its competitive factor and focus on fair play. With on-ground events largely restricted, there has been a growth in online tournaments. More gamers are getting online to compete with others, as well as the growth of online viewers watching livestreams. This has also led to higher data consumption usage of the internet, mainly mobile data consumption.

2021 will see the Company focusing on working with mobile network operators within South East Asia to extend our platform’s (Matchroom) product offerings via a subscription model, at which mobile subscribers will subscribe to a data package that offers a tournament pass, at which users are able to compete in a series of tournaments that is offered.

Matchroom will focus on delivering eSports content to the market through the following:

1) White label solutions with mobile network operators to cater to their users

2) Launch of Matchroom’s Regional Tournaments and working with mobile network operators in each country to promote and provide a direct carrier billing subscription method for their users to subscribe.

3) Brand partnerships to carry out online eSports tournaments and livestream content for brand exposure and engagement.

Based on our current roadmap, we intend to cover South East Asia, namely Malaysia, Philippines, Indonesia, Thailand, Singapore and Cambodia within the next 18 months. The following 18 months in 2022-2023 will see us incorporating Vietnam, South Asia, Middle East and African markets into our platform.

18

To cater to our expansion, our platform roadmap also focuses on several priorities:

1) Enhancement of our current platform to enable deep-linking with mobile carriers

2) Launch of a redemption and ecommerce platform

3) Enhancements of our current esports tools and services

4) Gamifications and User Experience enhancements

5) Multi language and geographical-led content management.

6) Software development kits (SDK) for better onboarding of game developers and tournament operators.

7) Customer Engagement and Community management tools for better customer experience.

We will also need to recruit computer gaming employees and consultants, and executives that will lead localized teams across the region, especially in Philippines, Indonesia and Thailand where there is a distinct local culture that calls for localization of content in that particular country. We also expect to expand our development and operations team to cater to more tournaments including automations, data mining, customer retentions & userbase including monetization strategies.

We expect our revenues to continue growing in 2021 onwards especially through our mobile carrier partnerships as well as our subscription model which is expected to in line with our user growth and platform deliverables.

Employees

We currently have 18 full-time employees based in Malaysia, 2 full time employees based in Philippines and 1 full time employee based in Vietnam.

Reports to Security Holders

The Company does not issue annual or quarterly reports to security holders other than the annual Form 10-K and quarterly Forms 10-Q as electronically filed with the SEC. Electronically filed reports may be accessed at www.sec.gov

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 502, 5th Floor, Menara Mutiara Majestic, 15 Jalan Othman, Petaling Jaya 46000, Selangor, Malaysia. Our telephone number is +603 7783 1636. We have no present intention of acquiring other facilities during our development stage.

We do not currently have any investment or interests in any real estate, nor do we have investments or an interest in any real estate mortgages or securities of persons engaged in real estate activities.

19

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

MARKET PRICE, DIVIDENDS, AND RELATED STOCKHOLDER MATTERS

There is a limited market for our securities and no information relating to market price of our shares of Common Stock is included in this Circular. You should not purchase Shares if you are uncomfortable investing without this information.

As of February 15, 2021, there were 144 shareholders of record for our common stock and 1 shareholder of record for our preferred stock.

We have not declared any cash dividends on our shares of Common Stock since inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

INCOME TAX CONSIDERATIONS

You should consult your own professional advisers to obtain advice on the income tax consequences that apply to you.

ALL PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF PURCHASING THE SUBORDINATE VOTING SHARES OF THE COMPANY.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statements and the related notes that appear elsewhere in this Form 8-K. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed below and elsewhere in this Form 8-K.

Our audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Results of Operations

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation. We expect we will require additional capital to meet our long-term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities.

20

The following comparative analysis on results of operations was based primarily on the comparative audited consolidated financial statements, footnotes and related information for the periods identified below and should be read in conjunction with the consolidated financial statements and the notes to those statements that are included elsewhere in this report.

Year ended December 31, 2019 compared to the year ended December 31, 2018

	Years ended December 31,
	2019	2018

Revenues, net	$52,386	$3,462

Operating expenses:
IT operating expense	(179,723)	(126,608)
Research and development	(103,376)	(76,053)
General and administrative	(462,511)	(358,578)

Total operating expenses	(745,610)	(561,239)

Loss before income taxes	(693,224)	(557,777)

Income tax expense	–	–

NET LOSS	$(693,224)	$(557,777)

During the years ended December 31, 2019 and 2018, the following customers accounted for 10% or more of our total net revenues:

	Year ended December 31, 2019			December 31, 2019
Customers	Revenues	Percentage of revenues		Accounts receivable

Smart Communications Inc	$23,741	45%		$–
Hu Entertainment Sdn Bhd	11,837	23%		–
TFP Soft Sdn Bhd	7,875	15%		–
Person Edge Sdn Bhd	7,247	14%		–

Total:	$50,700	97%	Total:	$–

	Year ended December 31, 2018			December 31, 2018
Customers	Revenues	Percentage of revenues		Accounts receivable

Ammobox Studios	$1,735	50%		$–
Mihoyo Ltd.	1,727	50%		–

Total:	$3,462	100%	Total:	$–

21

All of our major customers are located in Malaysia and Philippines.

Revenue increased by 1413% to $52,386 for the year ended December 31, 2019, from $3,462 for the year ended December 31, 2018. The increase in revenue is mainly due to more sponsorship to their gaming events.

IT operating expenses increased by 41.9% to $179,723 for the year ended December 31, 2019, from $126,608 for the year ended December 31, 2018. The increase in IT operating expenses is due to the growth in gaming tournaments and events in 2019 as compared to 2018.

Research and development expense increased by 35.9% to $103,376 for the year ended December 31, 2019, from $76,053 for the year ended December 31, 2018. The increase in research and development expense is due to more product development in games contents in 2019 as compared to 2018.

General and administrative expenses increased by 28.9% to $462,511 for the year ended December 31, 2019, from $358,578 for the year ended December 31, 2018. The increase in general and administrative expenses is in line with the growth in business activities in 2019 as compared to 2018.

Net loss increased 24.3% to $693,224 for the year ended December 31, 2019, from $557,777 for the year ended December 31, 2018.

Nine months ended September 30, 2020 compared to the same period ended September 30, 2019

	Nine months ended September 30,
	2020	2019

Revenues, net	$79,721	$39,453

Operating expenses:
IT operating expense	(102,472)	(114,820)
Research and development	(26,975)	(64,760)
General and administrative	(278,158)	(368,528)

Total operating expenses	(417,397)	(548,108)

Loss before income taxes	(327,884)	(508,655)

Income tax expense	–	–

NET LOSS	$(327,884)	$(508,655)

22

During the nine months ended September 30, 2020 and 2019, the following customers accounted for 10% or more of our total net revenues:

	Nine months ended September 30, 2020			September 30, 2020
Customers	Revenues	Percentage of revenues		Accounts receivable

Gogopass Asia Sdn Bhd	$48,596	63%		$1,724
PayTM First Games Private Limited	15,101	19%		15,257
Smart Communications Inc	9,991	13%		–

Total:	$73,688	95%	Total:	$16,981

	Nine months ended September 30, 2019			September 30, 2019
Customers	Revenues	Percentage of revenues		Accounts receivable

Smart Communications Inc	$23,731	60%		$–
TFP Soft Sdn Bhd	7,889	20%		–
Person Edge Sdn Bhd	7,259	18%		6,092

Total:	$38,879	98%	Total:	$6,092

All of our major customers are located in Malaysia and the Philippines.

Revenue increased by 102% to $79,721 for the nine months ended September 30, 2020, from $39,453 for the nine months ended September 30, 2019. The increase in revenue is mainly due to more sponsorship to their gaming events.

IT operating expenses decreased by 10.7% to $102,472 for the nine months ended September 30, 2020, from $114,820 for the nine months ended September 30, 2019. The decrease in IT operating expenses is due to better cost savings in 2020 as compared to 2019.

Research and development expense decreased by 58.3% to $26,975 for the nine months ended September 30, 2020, from $64,760 for the nine months ended September 30, 2019. The decrease in research and development expense is due to less product development in games contents in 2020 as compared to 2019.

General and administrative expenses increased by 24.5% to $278,158 for the nine months ended September 30, 2020, from $368,528 for the nine months ended September 30, 2019. The decrease in general and administrative expenses is in line with the cost saving measures in 2020 as compared to 2019.

Net loss decreased 35.5% to $327,884 for the nine months ended September 30, 2020, from $508,655 for the nine months ended September 30, 2019.

23

Liquidity and Capital Resources

As of September 30, 2020, we had cash and cash equivalents of $5,582, accounts receivable of $16,981, deposit and other receivables of $890. Such cash amount and other sources of liquidity were not sufficient to support our operation in the next twelve months. Management believes the Company is currently pursuing additional financing for its operations. However, there is no assurance that the Company will be successful in securing sufficient funds to sustain the operations. In the absence of such financing, our business will likely fail.

	Nine Months Ended September 30,
	2020	2019
Net cash used in operating activities	$(190,074)	$(379,890)
Net cash used in investing activities	(2,286)	(2,117)
Net cash provided by financing activities	252,234	392,936

Net Cash Used In Operating Activities.

For the nine months ended September 30, 2020, net cash used in operating activities was $190,074, which consisted primarily of a net loss of $327,884 and a decrease in operating lease liabilities of $32, offset by depreciation of $3,100, a decrease in accounts receivables of $65,749, a decrease in deposit and other receivables of $26,831, an increase in accrued liabilities and other payables of $8,873 and an increase in accounts payable of $33,289.

For the nine months ended September 30, 2019, net cash used in operating activities was $379,890 which consisted primarily of a net loss of $508,655, an increase in accounts receivables of $29,901, an increase in deposit and other receivables of $47, offset by depreciation of $3,174, an increase in accrued liabilities and other payables of $155,506 and an increase in operating lease liabilities of $33.

We expect to continue to rely on cash generated through financing from our existing shareholders and private placements of our securities, however, to finance our operations and future acquisitions.

Net Cash Used In Investing Activities.

For the nine months ended September 30, 2020, net cash used in investing activities was $2,286, which consisted primarily of purchase of software and equipment.

For the nine months ended September 30, 2019, net cash used in investing activities was $2,117, which consisted primarily of purchase of software and equipment.

Net Cash Provided By Financing Activities.

For the nine months ended September 30, 2020, net cash generated from financing activities was $252,234 consisting primarily of advances from the Company’s related parties.

For the nine months ended September 30, 2019, net cash generated from financing activities was $392,936, consisting primarily of advances from the Company’s related parties.

24

Off-Balance Sheet Arrangements

We have no outstanding off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts.  We do not engage in trading activities involving non-exchange traded contracts.

Limited Operating History; Need for Additional Capital

We have a very limited operating history on which investors can base an evaluation of our business, operating results and prospects. We have very little operating history with respect to commercializing our eSports platform. Consequently, it is difficult to predict our future revenues, if any, and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in developing our website, and possible cost overruns due to the price and cost increases in supplies and services.

At present, we do not have enough cash on hand to cover operating costs for the next 12 months.

If we are unable to meet our needs for cash from this Offering, operations, or possible alternative sources, then we may be unable to continue, develop, or expand our operations.

Going Concern

As of September 30, 2020, our Company has limited operations or revenues and consequently has incurred recurring losses from operations. Our Company intends to fund operations primarily through equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital and other cash requirements for the year ending September 30, 2021. The ability of our Company to increase our operating revenues and emerge from the development stage is dependent upon, among other things, obtaining additional financing to continue operations, compliance with application federal, state, and local regulations, and development of our business plan. In response to these problems, management intends to raise additional funds through public or private placement offerings. These factors, among others, raise substantial doubt about our Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact on our business operations and any associated risks related to these policies are discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations when such policies affect our reported or expected financial results.

25

In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”). We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ significantly from those estimates under different assumptions and conditions.

•	Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest, which are due within contractual payment terms, generally 30 to 90 days from completion of service. Credit is extended based on evaluation of a customer's financial condition, the customer credit-worthiness and their payment history. Accounts receivable outstanding longer than the contractual payment terms are considered past due. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. At the end of fiscal year, the Company specifically evaluates individual customer’s financial condition, credit history, and the current economic conditions to monitor the progress of the collection of accounts receivables. The Company will consider the allowance for doubtful accounts for any estimated losses resulting from the inability of its customers to make required payments. For the receivables that are past due or not being paid according to payment terms, the appropriate actions are taken to exhaust all means of collection, including seeking legal resolution in a court of law. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

•	Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Expected useful lives
Computer equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	5 years or over the shorter of the remaining term of the lease

Expenditures for repairs and maintenance are expensed as incurred. When assets have been retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

•	Revenue recognition

The Company adopted Accounting Standards Codification (“ASC”) 606 – Revenue from Contracts with Customers” (“ASC 606”) as of January 1, 2019 using the modified retrospective method. This method allows the Company to apply ASC 606 to new contracts entered into after January 1, 2019, and to its existing contracts for which revenue earned through December 31, 2018 has been recognized under the guidance in effect prior to the effective date of ASC 606. The revenue recognition processes the Company applied prior to adoption of ASC 606 align with the recognition and measurement guidance of the new standard, therefore adoption of ASC 606 did not require a cumulative adjustment to opening equity.

26

Under ASC 606, a performance obligation is a promise within a contract to transfer a distinct good or service, or a series of distinct goods and services, to a customer. Revenue is recognized when performance obligations are satisfied and the customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for goods or services. Under the standard, a contract’s transaction price is allocated to each distinct performance obligation. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps:

•	identify the contract with a customer;
•	identify the performance obligations in the contract;
•	determine the transaction price;
•	allocate the transaction price to performance obligations in the contract; and
•	recognize revenue as the performance obligation is satisfied.

Revenue is a form of competition using video games. Most commonly, esports takes the form of organized, single player and multiplayer video game competitions. Revenues are recognized when the competition is completed, and prize money is awarded. Revenues are earned through sponsorship fees on a per tournament basis.

•	Income taxes

The Company adopted the ASC 740 Income tax provisions of paragraph 740-10-25-13, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements. Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of paragraph 740-10-25-13.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

•	Uncertain tax positions

The Company did not take any uncertain tax positions and had no adjustments to its income tax liabilities or benefits pursuant to the ASC 740 provisions of Section 740-10-25.

•	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statement of operations.

27

The reporting currency of the Company is United States Dollar ("US$") and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company’s subsidiaries are operating in Hong Kong and Malaysia and maintain their books and record in its local currency, Hong Kong Dollars (“HKD”) and Malaysian Ringgit (“MYR”), which are functional currencies as being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, assets and liabilities of its subsidiary whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the year. The gains and losses resulting from translation of financial statements of foreign subsidiary are recorded as a separate component of accumulated other comprehensive income within the statements of changes in stockholder’s equity.

•	Comprehensive income

ASC Topic 220, “Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive income, as presented in the accompanying combined and consolidated statements of changes in stockholders’ equity, consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

•	Leases

The Company adopted Topic 842, Leases (“ASC 842”), using the modified retrospective approach through a cumulative-effect adjustment and utilizing the effective date of January 1, 2017 as its date of initial application.

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities in our consolidated balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our consolidated balance sheets.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company generally use the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

In accordance with the guidance in ASC 842, components of a lease should be split into three categories: lease components (e.g. land, building, etc.), non-lease components (e.g. common area maintenance, consumables, etc.), and non-components (e.g. property taxes, insurance, etc.). Subsequently, the fixed and in-substance fixed contract consideration (including any related to non-components) must be allocated based on the respective relative fair values to the lease components and non-lease components.

•	Related parties

The Company follows the ASC 850-10, Related Party for the identification of related parties and disclosure of related party transactions.

28

Pursuant to section 850-10-20 the related parties include a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

•	Commitments and contingencies

The Company follows the ASC 450-20, Commitments to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

29

•	Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and has adopted paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 of the FASB Accounting Standards Codification establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, paragraph 820-10-35-37 of the FASB Accounting Standards Codification establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by paragraph 820-10-35-37 of the FASB Accounting Standards Codification are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and cash equivalents, accounts receivable, deposits, prepayment and other receivables, amount due from a director and operating lease right-of-use assets, approximate their fair values because of the short maturity of these instruments.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

30

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

All directors of our Company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our Company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Dai, SONG	Director	59	October 23, 2020
Ding Jung, LONG	Chief Executive Officer	45	November 18, 2020
Kamal Hamidon	Chief Financial Officer	59	November 18, 2020
Ganesha Karuppiaya	Chief Technology Officer	38	November 18, 2020

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee of our Company, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

DAI, SONG-Director

Dai Song was appointed as CEO, CFO, Secretary and as a director on October 23, 2020. He resigned as CEO, CFO and Secretary on November 18, 2020. Dai SONG has served as Director of Bru-Haas, a licensed Telecom Operator in Brunei since 2004 and Malaysia since 1998. He began his career at State Street Bank & Trust in Boston (1984-1986) handling custody services for Institutional Liquid Assets – Goldman Sachs. From 1986 onwards, Mr. Song worked in Institutional Real Estate Development & Management in the Boston area.

In 1991, he returned to Malaysia and was a consultant for Arthur Andersen & Co. He left to form private companies in the telecoms and IT sectors. As a serial entrepreneur, in 1997, Mr. Song started Bru-Haas as a Telecom Wholesale Provider and has since expanded the network to North Asia, America, Middle East, and Africa.

In 2013, as part of a Joint Venture between Brunei International Gateway Sdn. Bhd. (now Unified National Networks) and Bru-Haas (B) Sdn Bhd, Mr. Dai SONG was the Managing Director of BIG Singapore working with the consortium submarine cable networks of Asia America Gateway, South East Asia Japan Cable System as part of Brunei representation. The consortium members include SingTel, Google, Telstra, Telekom Malaysia, China Telecom, Bharti, China Mobile, PLDT, and other carriers.

In 2020, he co-founded LTL together with Mr. Ding Jung LONG to venture into eSports and social gaming which he strongly believes is a key driver to increase growth in data consumption as part of the overall mobile growth.

Mr. Song received his Bachelor of Science Management (Finance and Accounting) in 1984 from the University of Massachusetts-Boston.

We believe that Mr. Song brings to the Board his deep telecom, finance, and business experience in the South East Asia region.

31

DING JUNG, LONG - CEO

Ding Jung, Long was appointed as CEO on November 18, 2020. Ding Jung LONG has been in the Asian gaming scene for more than a decade, having spent the last 15 years in senior management positions in Terra ICT (eGames Global), Asiasoft, Migme and now the Co-founder and CEO of LTL.

He graduated from University of Curtin, Western Australia with a Bachelor Degree in Marketing. Mr. Ding Jung LONG started his career in IT companies such as HP and Computer Sciences Corporation. In 2003, he saw the emerging opportunity of the online video game industry and ventured into Terra ICT, being one of the first companies to bring in online video games to Malaysia and subsequently around the South Est Asia region.

From distribution to publishing, he oversaw several hit titles such as O2Jam, Knight Online, Maplestory, Ragnarok Online 2, Sudden Attack and Audition which captured South East Asia users and remains as some of the top grossing revenue drivers in his previous companies.

Prior to co-founding LTL with Dai SONG, he ran Global operations for Migme, a social entertainment platform enhanced with gaming and virtual gifting listed on the ASX with almost 60 million MAU. Mr. Ding Jung LONG brings his considerable management knowledge and expertise in advancing companies from the start-up phase through expansions and revenue growth stages to LTL.

KAMAL HAMIDON - CFO

Kamal Hamidon was appointed as CFO on November 18, 2020. He has had an extensive career in the banking and financial sector. Throughout his 30 years of banking career, he has been with several local and international banks which include prime banks such as HSBC, Standard Chartered and Citibank. He specializes in treasury and international trade financing.

Kamal earned a Bachelor degree in Business Administration and Management from the Ottawa University-Kansas in 1991. Kamal joined LTL in 2017 as the Chief Financial Officer.

Kamal’s extensive career in international banking, with a specialty in international trade, places him in a unique position to understand both traditional business cashflow models, and the virtual currency components of the Matchroom platform. He currently manages the financial, accounting and human resource administration aspects of the business.

GANESHA KARUPPIAYA - CTO

Ganesha Karuppiaya was appointed as CTO on November 18, 2020. Mr. Karuppiaya began his career as a Senior Software Engineer, developing web and networking applications. After about 2 years, he joined Bru-Haas (M) Sdn Bhd as a Technical Consultant/Presales Engineer in 2007, supporting the company's telecommunications business functions, from pre-sales to the provision and after-sales support.

During the newly introduced vertical, Ganesha took on an additional role to lead the early RADTRIX Application Development and Integration with Clicque Technology Sdn Bhd, working with Teleradiology clients to lead the team designing, preparing, and integrating the platform with existing Hospitality Information and Radiology Information Systems. He currently leads the technical and application team to further improve and develop RADTRIX.

In 2017, he joined LTL as a CTO to spearhead the development of LTL’s platform, and has since managed both external and internal development teams, looked into new technologies and automations.

Ganesha earned a Bachelor of Science degree in Computer Science from Coventry University, England in 2005.

32

EXECUTIVE AND DIRECTOR COMPENSATION

The particulars of the compensation paid to the following persons:

(a)	our principal executive officer;

(b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the years ended December 31, 2019 and 2018; and

(c)	up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the years ended December 31, 2019 and 2018, who we will collectively refer to as the named executive officers of our Company, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officers, whose total compensation did not exceed $100,000 for the respective fiscal year:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dai SONG(1)	2019	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Chief Executive Officer and Director	2018	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

David Haridim (2)	2019	0	0	0	0	0	0	0	0
Chief Executive Officer

Laurence Wainer (3)	2019	0	0	0	0	0	0	0	0
President	2018	131,434	0	0	0	0	0	0	0

_______________

(1)	Dai SONG was appointed as Chief Executive Officer and as a director on October 23, 2020. He resigned as CEO, CFO and Secretary on November 18, 2020
(2)	David Haridim resigned as CEO, COO and Secretary on October 23, 2020
(3)	Laurence Wainer resigned as President, CEO, Secretary and director on January 2, 2019

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive share options at the discretion of our Board of Directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that share options may be granted at the discretion of our Board.

Grants of Plan-Based Awards

During the fiscal year ended December 31, 2019, we did not grant any stock options.

33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 18, 2020, certain information with respect to the beneficial ownership of our Common shares by each shareholder known by us to be the beneficial owner of more than 5% of our common shares, as well as by each of our current directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of Common Stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of Common Stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class(1)

Dai SONG (1) 805, 8th Floor, Menara Mutiara Majestic, Jalan Othman, Petaling Jaya 46000, Selangor, Malaysia.	112,617,521	(2)
Common Stock			80.2%

Dai SONG 805, 8th Floor, Menara Mutiara Majestic, Jalan Othman, Petaling Jaya 46000, Selangor, Malaysia.	1,000,000
Preferred Stock			100%

_______________

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	The total includes 2,000,000 shares to be issued to Dai Song for his interest in Leet Technology Limited.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Except as described within the section entitled Executive Compensation of this circular, the Company had the following transactions with “Related Persons,” as that term is defined in item 404 of Regulation SK, which includes, but is not limited to:

●	any of our directors or officers;

●	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of our Common Stock; or

●	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

34

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

SHARE EXCHANGE

On November 18, 2020, the Company completed its SEA whereby each outstanding share of common stock of Leet Technology Limited (“LTL”), a Malaysian Corporation was exchanged, on a one for one basis, for the issued and outstanding shares of Common Stock of the Company, with LTL becoming a wholly owned subsidiary of the Company.

The Transaction constituted a reverse merger of the Company by the shareholders of LTL. Accordingly, the consolidated assets, liabilities and results of operations of LTL will become the historical financial statements of LTL, and the Company’s assets, liabilities and results of operations will be consolidated with LTL beginning on the acquisition date. LTL is deemed to be the accounting acquirer for accounting purposes, these financial statements present the historical financial information of LTL up to the date of the Transaction. See “Pro Forma Assumptions and Adjustments” below.

For financial reporting purposes, the Company is considered a continuation of LTL, the legal subsidiary, except with regard to authorized and issued share capital, which is that of the Company, the legal parent.

All references are to US dollars except where stated otherwise.

35

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petaling Jaya, Selangor, Malaysia, on February 11 , 2021.

By: /s/ Ding Jung, Long
Name: Ding Jung, Long
Its: CEO

Signatures	Title	Date

/s/ Dai, Song	Director	February 11, 2021
Dai, Song

/s/ Ding Jung, Long	Chief Executive Officer	February 11, 2021
Ding Jung, Long

/s/ Kamal Hamidon	Chief Financial Officer	February 11, 2021
Kamal Hamidon

36

BLOW & DRIVE INTERLOCK CORPORATION

F-1

BLOW & DRIVE INTERLOCK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	As of	As of
	September 30, 2020	December 31, 2019

ASSETS

Current Assets:
Cash	$5,694	$91,314
Accounts receivable, net of allowance for doubtful accounts $0	9,030	20,848
Prepaid expenses	-	1,199
Total current assets	14,724	113,361
Deposits	6,481	6,481

Total assets	$21,205	$119,842

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$150	$150
Accrued expenses	-	35,571
Accrued royalty payable - related party	-	71,465
Accrued interest	1,993	15,660
Accrued interest - related party	1,150,118	717,120
Income taxes payable	-	6,730
Notes payable	-	67,159
Notes payable - related party, current portion	260,800	384,200
Convertible notes payable, net of debt discount of $0 and $8,965, respectively	-	7,500
Derivative liability	-	29,907
Total current liabilities	1,413,061	1,335,462

Non-current Liabilities:
Notes payable, EIDL loan - net of current portion	150,000	-
Notes payable - related party, net of current portion	2,020,000	2,020,000
Convertible notes payable, net of debt discount, net of current portion	-	11,035
Total non-current liabilities	2,170,000	2,031,035

Total liabilities	3,583,061	3,366,497

Commitments and contingencies

Shareholders’ Deficit:
Preferred stock, par value $0.001, 20,000,000 shares authorized, 1,000,000 and 1,000,000 shares issued and outstanding, respectively	1,000	102,000
Common stock, par value $0.0001, 10,000,000,000 shares authorized, 131,350,683 and 131,350,683 shares issued and outstanding, respectively	13,135	3,135
Additional paid-in-capital	3,676,636	3,514,171
Accumulated deficit	(7,252,627)	(6,865,961)
Total shareholders’ deficit	(3,561,856)	(3,246,655)

Total liabilities and shareholders’ deficit	$21,205	$119,842

See accompanying notes to unaudited condensed consolidated financial statements.

F-2

BLOW & DRIVE INTERLOCK CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2020	2019	2020	2019

Revenues:
Monitoring revenues	$-	$412,365	$-	$49,122
Distributorship revenues	103,035	64,901	27,020	28,220
Total revenues	103,035	477,266	27,020	77,342

Cost of revenues:
Monitoring cost of revenue	-	14,445	-	(10,788)
Distribution cost of revenue	-	-	-	-
Total cost of revenues	-	14,445	-	(10,788)

Gross profit	103,035	462,821	27,020	88,130

Operating expenses:
Payroll	43,125	243,516	25,620	32,798
Professional fees	66,116	180,964	22,816	33,667
General and administrative	45,376	192,439	12,377	60,947
Total operating expenses	154,617	616,919	60,813	127,412

Income (loss) from operations	(51,582)	(154,098)	(33,793)	(39,282)

Other income (expense):
Interest expense, net	(544,566)	(498,871)	(193,513)	(160,063)
Interest expense - amortization of debt discount	-	-	40,465	-
Derivative expense	(255,482)	-	-	-
Change in fair value of derivative liability	-	(7,390)	-	-
Gain (loss) on extinguishment of debt	462,964	54,764	179,768	-
Other income	2,000	-	-	-
Total other income (expense)	(335,084)	(451,497)	26,720	(160,063)

Income (loss) before income taxes	(386,666)	(605,595)	(7,073)	(199,345)

Income tax	-	1,600	-	-

Net income (loss)	$(386,666)	$(607,195)	$(7,073)	$(199,345)

Earnings (loss) per share:
Basic and Diluted	$(0.00)	$(0.02)	$(0.00)	$(0.01)

Weighted average number of shares outstanding:
Basic and Diluted	85,871,231	30,527,566	85,871,231	29,453,446

See accompanying notes to unaudited condensed consolidated financial statements.

F-3

BLOW & DRIVE INTERLOCK CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(Unaudited)

									Total
	Preferred Stock - Series A		Preferred Stock - Series B		Common Stock		Additional Paid-In	Accumulated	Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

Balance July 1, 2020	1,000,000	$1,000	-	$-	131,350,683	$13,135	$3,676,636	$(7,245,554)	$(3,554,783)

Net income	-	-	-	-	-	-	-	(7,073)	(7,073)

Balance September 30, 2020	1,000,000	$1,000	-	$-	131,350,683	$13,135	$3,676,636	$(7,252,627)	$(3,561,856)

							Total
	Preferred Stock - Series A		Common Stock		Additional Paid-In	Accumulated	Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

Balance July 1, 2019	1,000,000	$1,000	30,566,920	$3,057	$3,514,249	$(6,504,172)	$(2,985,866)

Net loss	-	-	-	-	-	(199,345)	(199,345)

Balance September 30, 2019	1,000,000	$1,000	30,566,920	$3,057	$3,514,249	$(6,703,517)	$(3,185,211)

	Preferred Stock - Series A		Preferred Stock - Series B		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

Balance January 1, 2020	1,000,000	$1,000	10,000,000	$101,000	31,350,683	$3,135	$3,514,171	$(6,865,961)	$(3,246,655)

Stockholder capital contribution	-	-	-	-	-	-	71,465	-	71,465
Conversion of preferred stock to Common Stock	-	-	(10,000,000)	(101,000)	100,000,000	10,000	91,000	-	-
Net loss	-	-	-	-	-	-	-	(386,666)	(386,666)

Balance September 30, 2020	1,000,000	$1,000	-	$-	131,350,683	$13,135	$3,676,636	$(7,252,627)	$(3,561,856)

	Preferred Stock - Series A		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

Balance January 1, 2019	1,000,000	$1,000	31,073,529	$3,107	$3,489,699	$(6,096,322)	$(2,602,516)

Shares issued for services	-	-	250,000	25	24,475	-	24,500
Shares returned related to anti-dilution	-	-	(756,609)	(75)	75	-	-
Net loss	-	-	-	-	-	(607,195)	(607,195)

Balance September 30, 2019	1,000,000	$1,000	30,566,920	$3,057	$3,514,249	$(6,703,517)	$(3,185,211)

The accompanying notes are an integral part of these financial statements

F-4

BLOW & DRIVE INTERLOCK CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(386,666)	$(607,195)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Stock or warrants issued for services	-	24,500
Amortization of debt discount	8,527	18,316
Derivative expense	255,482	-
Changes in fair value of derivative liability	-	7,390
Gain on extinguishment of debt	(462,964)	(54,764)
Changes in operating assets and liabilities
Accounts receivable	11,818	(11,976)
Prepaid expenses	1,199	(16,667)
Accounts payable	-	2,096
Accrued expenses	(25,425)	(37,071)
Accrued royalties payable – related party	-	29,750
Accrued interest	80,541	27,388
Accrued interest related party	432,998	454,500
Deferred revenue	-	(74,980)
Income tax payable	(6,730)	-
Net cash provided by (used in) operating activities	(91,220)	(238,713)

Cash flows from financing activities:
Proceeds of EIDL loan	150,000	-
Principal payments on notes payable	(123,400)	(31,589)
Principal payments on convertible notes payable	(258,750)	-
Proceeds from issuance of convertible notes payable	237,750	-
Proceeds from issuance of notes payable related party	-	373,900
Net cash provided by (used in) financing activities	5,600	342,311

Net increase (decrease) in cash	(85,620)	103,598

Cash at beginning of period	91,314	775

Cash at end of period	$5,694	$104,373

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest paid	$-	$160,063
Income taxes paid	$800	$800

Supplemental disclosure of non-cash investing and financing activities
Common stock and warrants issued for services	$-	$24,500

See accompanying notes to unaudited condensed consolidated financial statements.

F-5

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Blow & Drive Interlock (“the Company”) was incorporated on July 2, 2013 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. The Company markets and rents alcohol ignition interlock devices to DUI/DWI offenders as part of their mandatory court or motor vehicle department programs. The Company has approval for its device in the following states: Arizona and Texas.

In 2015, the Company formed BDI Manufacturing, Inc., an Arizona corporation which is a 100% wholly owned subsidiary of Blow & Drive Interlock Corporation. The Company markets, installs and monitors a breath alcohol ignition interlock device (BAIID) called the BDI-747/1, which is a mechanism that is installed on the steering column of an automobile and into which a driver exhales. The device in turn provides a blood-alcohol concentration analysis. If the driver’s blood-alcohol content is higher than a certain pre-programmed limit, the device prevents the ignition from engaging and the automobile from starting. These devices are often required for use by DUI or DWI (“driving under the influence” or “driving while intoxicated”) offenders as part of a mandatory court or motor vehicle department program.

The Company licenses the rights to third party distributors to promote the BDI-747/1 and provide services related to the device. The distributorships are for specific geographical areas (either entire states or certain counties within states). The Company currently has entered into six distributorship agreements. Under the distribution agreements the Company typically receives a onetime fee, and then is entitled to receive a per unit registration fee and a per unit monthly fee for each BDI-747/1 unit the distributor has in inventory or on the road beginning thirty (30) days after the distributor receives the unit.

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying interim unaudited condensed consolidated financial statements (“Interim Financial Statements”) of the Company and its wholly-owned subsidiary have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and are presented in accordance with the requirements of Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, these Interim Financial Statements do not include all of the information and notes required by GAAP for complete financial statements. These Interim Financial Statements should be read in conjunction with the consolidated financial statements and notes thereto for the fiscal year ended December 31, 2019 included in the Company’s Annual Report on Form 10-K. In the opinion of management, the Interim Financial Statements included herein contain all adjustments, including normal recurring adjustments, considered necessary to present fairly the Company’s financial position, the results of operations and cash flows for the periods presented.

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the results of operations of BDI Manufacturing (the Subsidiary). All material intercompany accounts and transactions between the Company and the Subsidiary have been eliminated in consolidation.

Consolidation

The accompanying consolidated financial statements include the results of operations of BDI Manufacturing (the Subsidiary). All material intercompany accounts and transactions between the Company and the Subsidiary have been eliminated in consolidation.

F-6

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Going Concern

The Company’s unaudited condensed consolidated financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenue sufficient to cover its operating costs and allow it to continue as a going concern. As of September 30, 2020, the Company had an accumulated deficit of $7,252,627 and net loss of $386,666 for the nine months ended September 30, 2020. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease or reduce its operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company will continue to raise funds through the sale of its equity securities or issuance of notes payable to obtain additional operating capital. The Company is dependent upon its ability to, and will continue to attempt to, secure additional equity and/or debt financing until the Company can earn revenue and realize positive cash flow from its operations. There are no assurances that the Company will be successful in earning revenue and realizing positive cash flow from its operations. Without sufficient financing it would be unlikely that the Company will continue as a going concern.

Based on the Company’s current rate of cash outflows, cash on hand and proceeds from the prior sale of equity securities and issuance of notes payable, management believes that its current cash will not be sufficient to meet the anticipated cash needs for working capital for the next 12 months. The Company’s plans with respect to its liquidity issues include, but are not limited to, the following:

1)	Continue to issue restricted stock for compensation due to consultants and for its legacy accounts payable in lieu of cash payments; and
2)	Seek additional capital to continue its operations as it rolls out its current products. The Company is currently evaluating additional debt or equity financing opportunities and may execute them when appropriate. However, there can be no assurances that the Company can consummate such a transaction or consummate a transaction at favorable pricing.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and achieve profitable operations. These condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

F-7

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

The Company recognizes revenue when earned and related costs of sales and expenses when incurred. The Company recognizes revenue in accordance with FASB ASC Topic 605-10-S99, Revenue Recognition, Overall, SEC Materials (“Section 605-10-S74”). Section 605-10-S99 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. Cost of revenue consists of the cost of the purchased goods and labor related to the corresponding sales transaction. When a right of return exists, the Company defers revenues until the right of return expires. The Company recognizes revenue from services at the time the services are completed. Monthly per unit fee revenue is earned and recognized over the term of the contract as support services are provided. Revenues from territory exclusivity are earned when there is persuasive evidence of an arrangement, delivery has occurred, the sales price has been determined and collectability has been reasonably assured.

On January 1, 2019, the Company adopted FASB Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in U.S. GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects to receive in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in the prior accounting guidance.

The Company’s principal activity from which it generates revenue is a service which is the use of its interlock units. Revenue is measured based on considerations specified in a contract with a customer. A contract exists when it becomes a legally enforceable agreement with a customer. These contracts define each party’s rights, payment terms and other contractual terms and conditions of the sale. Consideration is typically paid at time of sale via credit card, check, or cash when the interlock units are installed on customers’ vehicles

A performance obligation is a promise in a contract to provide a distinct service to the customer, which for the Company is transfer of a service to customers. Performance obligations promised in a contract are identified based on the services that will be provided to the customer that are both capable of being distinct and are distinct in the context of the contract, whereby the service is separately identifiable from other promises in the contract. The Company has concluded the services accounted for as the single performance obligation.

The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when or as the customer receives the benefit of the performance obligation. The transaction price is determined based on the consideration to which the Company will be entitled to receive in exchange for transferring goods to the customer. The Company does not issue refunds.

The Company recognizes revenue when it satisfies a performance obligation in a contract by providing a service to a customer when the Company installs the interlock units on the customers’ vehicles. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue.

Advertising and Marketing Costs

Advertising and marketing costs are recorded as general and administrative expenses when they are incurred. Advertising and marketing expenses were $0 and $0 for the three months ended September 30, 2020 and 2019, respectively, and $25,000 and $267 for the nine months ended September 30, 2020 and 2019, respectively.

F-8

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivable primarily consist of trade receivables. The Company records an allowance for doubtful accounts that is based on historical trends, customer knowledge, any known disputes, and the aging of the accounts receivable balances combined with management’s estimate of future potential recoverability. Receivables are written off against the allowance after all attempts to collect a receivable have failed. The Company believes its allowance for doubtful accounts as of September 30, 2020 and December 31, 2019 is adequate, but actual write-offs could exceed the recorded allowance.

Royalty Accrual

The Company entered into royalty agreement to be paid out in perpetuity based on number of units sold for specified product model in years 2019, 2018, 2017 and 2016 in connection with notes payable as discussed in Note 8. These estimates were performed at the inception for the notes to reflect the associated debt discount. The Company accrued royalties and was reduced by payments until December 31, 2019. The Company wrote off $71,465 in accrued royalties to additional paid in capital on January 1, 2020 due to The Doheny Group waived all unpaid royalties as of January 1, 2020.

Derivative Liability

The Company applies the provisions of ASC Topic 815-40, Contracts in Entity’s Own Equity (“ASC Topic 815-40”), under which convertible instruments, which contain terms that protect holders from declines in the stock price, may not be exempt from derivative accounting treatment. As a result, embedded conversion options (whose exercise price is not fixed and determinable) in convertible debt (which is not conventionally convertible due to the exercise price not being fixed and determinable) are initially recorded as a liability and are revalued at fair value at each reporting date using the Monte-Carlo method. The Company revalues these derivatives each quarter using the Monte-Carlo method. The change in valuation is accounted for as a gain or loss in derivative liability.

Convertible Debt and Warrants Issued with Convertible Debt

Convertible debt is accounted for under the guidelines established by ASC 470, Debt with Conversion and Other Options and ASC 740, Beneficial Conversion Features. The Company records a beneficial conversion feature (“BCF”) when convertible debt is issued with conversion features at fixed or adjustable rates that are below market value when issued. If, however, the conversion feature is dependent upon a condition being met or the occurrence of a specific event, the BCF will be recorded when the related contingency is met or occurs. The BCF for the convertible instrument is recorded as a reduction, or discount, to the carrying amount of the convertible instrument equal to the fair value of the conversion feature. The discount is then amortized to interest over the life of the underlying debt using the effective interest method.

The Company calculates the fair value of warrants issued with the convertible instruments using the Monte-Carlo valuation method, using the same assumptions used for valuing employee options for purposes of ASC 718, Compensation – Stock Compensation, except that the contractual life of the warrant is used. Under these guidelines, the Company allocates the value of the proceeds received from a convertible debt transaction between the conversion feature and any other detachable instruments (such as warrants) on a relative fair value basis. The allocated fair value is recorded as a debt discount or premium and is amortized over the expected term of the convertible debt to interest expense.

F-9

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Convertible Debt and Warrants Issued with Convertible Debt (continued)

For modifications of convertible debt, the Company records a modification that changes the fair value of an embedded conversion feature, including a BCF, as a debt discount which is then amortized to interest expense over the remaining life of the debt. If modification is considered substantial (i.e. greater than 10% of the carrying value of the debt), an extinguishment of debt is deemed to have occurred, resulting in the recognition of an extinguishment gain or loss.

Fair Value of Financial Instruments

The Company utilizes ASC 820-10, Fair Value Measurement and Disclosure, for valuing financial assets and liabilities measured on a recurring basis. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1. Observable inputs such as quoted prices in active markets;

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The table below describes the Company’s valuation of financial instruments using guidance from ASC 820-10:

Description	Level 1	Level 2	Level 3

Derivative liability – December 31, 2019	$-	$-	$29,907
Derivative liability – September 30, 2020	-	-	-

Net Income (Loss) Per Share

Basic earnings per share is calculated by dividing income available to common stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share is computed using the weighted average number of common and dilutive common share equivalents outstanding during the period.

Related Parties

Related parties are any entities or individuals that, through employment, ownership or other means, possess the ability to direct or cause the direction of the management and policies of the Company.

F-10

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations

All of the Company’s ignition interlock devices are purchased from one supplier in China. The loss of this supplier could have a material impact on the Company’s ability to timely obtain additional units.

For the nine months ended September 30, 2020, one distributor, licensed in four states, makes up approximately 100% percent of all revenues from distributors at September 30, 2020. The loss of this distributer would have a material impact on the Company’s revenues. Per an agreement dated August 1, 2019, the Company and its largest distributor, BDI interlock collects the revenue directly from the clients and pays majority of the expenses and in return pays BDIC a leasing fee per on road unit on a monthly basis. This agreement is still in place for the future.

Income Taxes

The Company accounts for its income taxes in accordance with Income Taxes Topic of the FASB ASC 740, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

The Company also follows ASC 740-10-25, which provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with ASC Topic 740, “Accounting for Income Taxes”. ASC 740-10-25 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Derivative Liabilities

The Company assessed the classification of its derivative financial instruments as of September 30, 2020, which consist of convertible instruments and rights to shares of the Company’s common stock, and determined that such derivatives meet the criteria for liability classification under ASC 815.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as defined.

F-11

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities”.

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control or could require net cash settlement, then the contract shall be classified as an asset or a liability.

Recently Issued Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. This standard removes, modifies, and adds certain disclosure requirements for fair value measurements. This pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. While the Company is currently in the process of evaluating the effects of this standard on the consolidated financial statements, the Company plans to adopt ASU No. 2018-13 in the first quarter of fiscal 2020, coinciding with the standard’s effective date, and expects the impact from this standard to be immaterial.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The Company’s accounting for the service element of a hosting arrangement that is a service contract is not affected by the proposed amendments and will continue to be expensed as incurred in accordance with existing guidance. This standard does not expand on existing disclosure requirements except to require a description of the nature of hosting arrangements that are service contracts. This standard is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted, including adoption in any interim period for which financial statements have not been issued. Entities can choose to adopt the new guidance prospectively or retrospectively. The Company plans to adopt the updated disclosure requirements of ASU No. 2018-15 prospectively in the first quarter of fiscal 2020, coinciding with the standard’s effective date, and expects the impact from this standard to be immaterial.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes. This guidance will be effective for entities for the fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020 on a prospective basis, with early adoption permitted. We will adopt ASU 2019-12 effective March 1, 2021 and do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.

Other recently issued accounting updates are not expected to have a material impact on the Company’s Interim Financial Statements.

F-12

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 3 – SEGMENT REPORTING

The Company has one reportable segment: Distributorships.

Distributorships

The Company enters into arrangements that include multiple deliverables, which typically consist of the sale of exclusive distributorship territory rights, startup supplies package, promotional material, three weeks of onsite training and ongoing monthly support services. The Company accounts for each material element within an arrangement with multiple deliverables as separate units of accounting. Revenue is allocated to each unit of accounting under the guidance of ASC Topic 605-25, Multiple-Element Revenue Arrangements, which provides criteria for separating consideration in multiple-deliverable arrangements by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable is based on vendor-specific objective evidence (“VSOE”) if available, third-party evidence if VSOE is not available, or estimated selling price if neither VSOE nor third-party evidence is available. The Company is required to determine the best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. The Company generally does not separately sell distributorships or training on a standalone basis. Therefore, the Company does not have VSOE for the selling price of these units nor is third party evidence available and thus management uses its best estimate of selling prices in their allocation of revenue to each deliverable in the multiple element arrangement.

F-13

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 3 – SEGMENT REPORTING (continued)

The following table summarizes net sales and identifiable operating income by segment:

	Nine Months Ended September 30,		Three Months Ended September 30,
	2020	2019	2020	2019

Segment gross profit (a):
Monitoring	$-	$397,920	$-	$59,910
Distributorships	103,035	64,901	27,020	28,220
Gross profit	103,035	462,821	27,020	88,130

Identifiable segment operating expenses (b):
Monitoring	-	-	-	-
Distributorships	-	-	-	-
Total operating expenses	-	-	-	-

Identifiable segment operating income (c):
Monitoring	-	397,920	-	59,910
Distributorships	103,035	64,901	27,020	28,220
	103,035	462,821	27,020	88,130

Reconciliation of identifiable segment income to corporate income (d):
Payroll	43,125	243,516	25,620	32,798
Professional fees	66,116	180,964	22,816	33,667
General and administrative	45,376	192,439	12,377	60,947
Interest expense, net	544,566	498,871	193,513	160,063
Interest expense - amortization of debt discount	-	-	(40,465)	-
Derivative expense	255,482	-	-	-
Change in fair value of derivative liability	-	7,390	-	-
Gain on extinguishment of debt	(462,964)	(54,764)	(179,768)	-
Other income	(2,000)	-	-	-
	489,701	1,068,416	34,093	287,475

Income (loss) before provision for income taxes	(386,666)	(605,595)	(7,073)	(199,345)

Provision for income taxes	-	1,600	-	-

Net income (loss)	$(386,666)	$(607,195)	$(7,073)	$(199,345)

Total net property, plant, and equipment assets
Monitoring	$-	$-	$-	$-
Distributorships	-	-	-	-
Corporate	-	-	-	-
	$-	$-	$-	$-

(a) Segment gross profit includes segment net sales less segment cost of sales

(b) Identifiable segment operating expenses consists of identifiable depreciation expense

(c) Identifiable segment operating incomes consists of segment gross profit less identifiable operating expense

(d) General corporate expense consists of all other non-identifiable expenses

F-14

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 4 – NOTES PAYABLE

Notes payable consist of the following:

	As of	As of
	September 30, 2020	December 31, 2019

October 2018 ($72,800) - $11,527 monthly principal and interest for first six months, $9,975 monthly principal and interest last six months	$-	$67,159
May 2020 ($150,000) - $731 monthly principal and interest until paid in full.	150,000	-

Total notes payable	150,000	67,159

Less: current portion	-	(67,159)

Notes payable, non-current portion, net of debt discount	$150,000	$-

October 2018 - $72,800

On October 4, 2018, the Company provided an agreement to a third party to obtain a $72,800 promissory note in exchange for $72,800 in cash. The promissory note had a maturity date of October 4, 2019 and bears interest at 51% per annum. The note required total payments of $11,526.67 per month for the first nine months and $6,794.67 per month for the last nine months. The note payable was extinguished. The Company recognizes $114,871 as gain on extinguishment of debt and accrued interest.

Total interest expense was $0 and $8,563 for the three months ended September 30, 2020 and 2019, respectively, and $17,126 and $17,126 for the nine months ended September 30, 2020 and 2019, respectively.

May 2020 - $150,000

On May 22, 2020, the Company provided an agreement to a third party to obtain a $150,000 Economic Injury Disaster Loan (EIDL) in exchange for $150,000, with a $100 administrative fee deducted from cash. The Company also received a $2,000 EIDL grant which will be not repaid. The promissory note had a maturity date of May 21, 2050 and bears interest at 3.75% per annum. The note required total payments of $731.00 per month until paid in full.

Total interest expense was $1,406 and $0 for the three months ended September 30, 2020 and 2019, respectively, and $1,992 and $0 for the nine months ended September 30, 2020 and 2019, respectively.

On October 8, 2020, the Company paid $152,080.48 in full satisfaction of a U.S. Small Business Association Loan it received on May 22, 2020 in the principal amount of $150,000. As a result of paying off the loan no further amounts are due to the SBA lender.

F-15

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 5 – NOTES PAYABLE TO RELATED PARTIES

Notes payable to related parties consist of the following:

	As of	As of
	September 30, 2020	December 31, 2019

August 2018 ($1,365,000) – Replaced August 2018 note ($1,365,000) that replaced November 2017 note ($765,000 balance at August 1, 2018), February 2018 note ($100,000) and March 2018 note ($500,000). Includes $635,000 penalty on default of August 2018 ($1,365,000) note and $20,000 for missed payment on August 2018 note. Interest only monthly payment of $50,500 for life of note. Entire principal due December 1, 2023.	$2,020,000	$2,020,000
January 2019 ($14,500) – No interest with principal due on January 15, 2020.	-	14,500
February 2019 ($15,000) – No interest with principal due on February 1, 2020.	-	15,000
February 2019 ($5,000) – No interest with principal due on February 19, 2020.	-	5,000
March 2019 ($10,000) – No interest with principal due on March 4, 2020.	-	10,000
May 1, 2019 ($20,000) - Principal only due May 1, 2020. No interest	-	20,000
June 3, 2019 ($89,000) - Principal only due June 3, 2020. No interest	-	89,000
July 10, 2019 ($13,000) - Principal only due July 10, 2020. No interest	-	13,000
July 18, 2019 ($8,000) - Principal only due July 18, 2020. No interest	-	8,000
July 25, 2019 ($25,000) - Principal only due July 25, 2020. No interest	-	25,000
September 27, 2019 ($101,700) - Principal only due September 27, 2020. No interest	63,800	101,700
December 31, 2019 ($83,000) - Principal only due December 31, 2020. No interest	83,000	83,000
May 19, 2020 ($100,000) - Principal only due May 19, 2021. No interest	100,000	-
August 28, 2020 ($14,000) - Principal only due August 28, 2021. No interest	14,000	-

Total notes payable to related parties	2,280,800	2,404,200

Less: current portion	(260,800)	(384,200)

Notes payable to related parties, non-current portion	$2,020,000	$2,020,000

F-16

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 5 – NOTES PAYABLE TO RELATED PARTIES (continued)

December 2018 - $2,222,000

On December 1, 2018, the Company entered into an agreement with a related third party to replace the August 2018 note of $1,365,000 with a new note for $2,020,000. The new note also includes a default penalty of $635,000 on the August 2018 note and $20,000 for a missed payment on the August 2018 note. The note calls for interest only payments of $50,500 per month for the life of the note. The entire principal is due on December 1, 2023. Accrued interest payments totaling $202,000 were not made by the Company. Per the note agreement, this amount was added to the principal, thus increasing the principal amount to $2,222,000.

Total interest expense was $151,500 and $151,500 for the three months ended September 30, 2020 and 2019, respectively, and $454,500 and $454,500 for the nine months ended September 30, 2020 and 2019, respectively.

January 2019 - $14,500

On January 15, 2019, the Company entered into an agreement with a related party, Doheny Group, to obtain a $14,500 loan. The note bears no interest and is due in full on January 15, 2020.

February 2019 - $15,000

On February 1, 2019, the Company entered into an agreement with a related party, Doheny Group, to obtain a $15,000 loan. The note bears no interest and is due in full on February 1, 2020.

February 2019 - $5,000

On February 19, 2019, the Company entered into an agreement with a related party, Doheny Group, to obtain a $5,000 loan. The note bears no interest and is due in full on February 19, 2020.

March 2019 - $10,000

On March 4, 2019, the Company entered into an agreement with a related party, Doheny Group, to obtain a $10,000 loan. The note bears no interest and is due in full on March 4, 2020.

May 2019 - $20,000

On May 1, 2019, the Company entered into an agreement with a related party, Doheny Group, to obtain a $20,000 loan. The note bears no interest and is due in full on May 1, 2020.

June 2019 - $89,000

On June 3, 2019, the Company entered into an agreement with a related party, Doheny Group, to obtain a $89,000 loan. The note bears no interest and is due in full on June 3, 2020.

July 2019 - $13,000

On July 10, 2019, the Company entered into an agreement with a related party, Doheny Group, to obtain a $13,000 loan. The note bears no interest and is due in full on July 10, 2020.

F-17

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 5 – NOTES PAYABLE TO RELATED PARTIES (continued)

July 2019 - $8,000

On July 18, 2019, the Company entered into an agreement with a related party, Doheny Group, to obtain a $8,000 loan. The note bears no interest and is due in full on July 18, 2020.

July 2019 - $25,000

On July 25, 2019, the Company entered into an agreement with a related party, Doheny Group, to obtain a $25,000 loan. The note bears no interest and is due in full on July 25, 2020.

September 2019 - $101,700

On September 27, 2019, the Company entered into an agreement with a related party, Doheny Group, to obtain a $101,700 loan. The note bears no interest and is due in full on September 27, 2020.

December 2019 - $83,000

On December 31, 2019, the Company entered into an agreement with a related party, Doheny Group, to obtain a $83,000 loan. The note bears no interest and is due in full on December 31, 2020.

May 2020 - $100,000

On May 19, 2020, the Company entered into an agreement with a related party, Doheny Group, to obtain a $100,000 loan. The note bears no interest and is due in full on May 19, 2021.

August 2020 - $14,000

On August 28, 2020, the Company entered into an agreement with a related party, Doheny Group, to obtain a $14,000 loan. The note bears no interest and is due in full on August 28, 2021.

F-18

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 6 – CONVERTIBLE NOTES PAYABLE

Convertible notes payable consists of the following:

	As of	As of
	September 30, 2020	December 31, 2019

August 2015 ($15,000) - 7.5% interest bearing convertible debenture due on August 7, 2017 with interest only payments and due upon maturity.	$-	$7,500
March 2018 ($20,000) – 10% interest bearing convertible debenture due on March 9, 2021, with interest paid in cash for the first six months, and either in cash or shares of common stock thereafter. Principal is due March 9, 2021, paid either in cash or common stock, at the Company’s discretion	-	20,000

Total convertible notes payable	-	27,500

Less: debt discount	-	(8,965)

Total notes payable, net of debt discount	-	18,535

Less: current portion	-	(7,500)

Convertible notes payable, non-current portion, net of debt discount	$-	$11,035

August 2015 - $15,000

On August 7, 2015, the Company entered into an agreement with a third party non-affiliate and issued a 7.5% interest bearing convertible debenture for $15,000 due on August 7, 2017, with conversion features commencing after 180 days following the date of the note. Payments of interest only were due monthly beginning September 2015. The loan is convertible at 70% of the average of the closing prices for the common stock during the five trading days prior to the conversion date. In connection with this Convertible note payable, the Company recorded a $5,770 discount on debt, related to the beneficial conversion feature of the note to be amortized over the life of the note or until the note is converted or repaid. This note was bifurcated with the embedded conversion option recorded as a derivative liability at fair value (See Note 9). On May 6, 2016 the note holder elected to convert $7,500 in principal into 30,000 shares of common stock. The note is currently in default.

In connection with the issuance of the August Convertible Note Payable, the Company issued a warrant on August 7, 2015 to purchase 30,000 shares of the Company’s common stock at a purchase price of $0.50 per share. The Black Scholes model was used in valuing the warrants in determining the relative fair value of the warrants issued in connection with the convertible note payable using the following inputs: Expected Term – 3 years, Expected Dividend Rate – 0%, Volatility – 100%, Risk Free Interest Rate -1.08%. The Company recorded an additional $4,873 discount on debt, related to the relative fair value of the warrants issued associated with the note to be amortized over the life of the note. As of September 18, 2020, any liability related to this note has been forgiven from LGL. The Company recognizes $8,254 as gain on extinguishment of debt.

Total interest expense was $141 and $141 for the three months ended September 30, 2020 and 2019, respectively, and $422 and $7,500 for the nine months ended September 30, 2020 and 2019, respectively.

F-19

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 6 – CONVERTIBLE NOTES PAYABLE (continued)

March 2018 - $20,000

On March 9, 2018, the Company entered into an agreement with a non-affiliated shareholder and issued a 10% interest bearing convertible debenture for $20,000 due on March 9, 2021. Payments of interest is in cash for the first nine months, thereafter, interest may be paid either in cash or common stock of the Company. The loan is convertible at 61% of the average of the closing prices for the common stock during the five trading days prior to the conversion date but may not be converted if such conversion would cause the holder to own more than 4.9% of outstanding common stock after giving effect to the conversion. In connection with this Convertible Note Payable, the Company recorded a $20,000 discount on debt (the total discount was $47,768, of which $27,768 was expensed), related to the beneficial conversion feature of the note to be amortized over the life of the note or until the note is converted or repaid. This note was bifurcated with the embedded conversion option recorded as a derivative liability at fair value. As of September 15, 2020, any liability related to this note has been forgiven from Donald Thompson. The Company recognizes $14,048 as gain on extinguishment of debt.

Total interest expense was $0 and $500 for the three months ended September 30, 2020 and 2019, respectively, and $1,000 and $20,000 for the nine months ended September 30, 2020 and 2019, respectively.

February 2020 - $112,750

On February 24, 2020, the Company entered into an agreement with a non-affiliated shareholder and issued a 12% interest bearing convertible debenture for $112,750 due on December 24, 2020. Payments of interest is in lawful money of the Unites States of America. The loan is convertible at the lesser of (i) the lowest trading price during the previous twenty-five trading day periods ending on the latest complete trading day prior to the date of this note, and (ii) the variable conversion price. The “Variable Conversion Price” shall mean 50% multiplied by the market price. In connection with this Convertible Note Payable, the Company recorded a $12,750 discount on debt, related to the beneficial conversion feature of the note to be amortized over the life of the note or until the note is converted or repaid. This note was bifurcated with the embedded conversion option recorded as a derivative liability at fair value. As of September 30, 2020, this note has been paid in full. The Company recognizes $131,236 as gain on extinguishment of debt and accrued interest.

Total interest expense was $0 for the three months ended September 30, 2020, and $3,169 for the nine months ended September 30, 2020.

February 2020 - $75,000

On February 24, 2020, the Company entered into an agreement with a non-affiliated shareholder and issued a 10% interest bearing convertible debenture for $75,000 due on November 24, 2020. Payments of interest is in lawful money of the Unites States of America. The loan is convertible at the lesser of (i) the lowest trading price during the previous twenty-five trading day periods ending on the latest complete trading day prior to the date of this note, (ii) 50% of the lowest traded price for the common stock on the principal market during the twenty-five consecutive trading days on which at least 100 shares of common stock were traded including and immediately preceding the conversion date. In connection with this Convertible Note Payable, the Company recorded a $15,000 discount on debt, related to the beneficial conversion feature of the note to be amortized over the life of the note or until the note is converted or repaid. This note was bifurcated with the embedded conversion option recorded as a derivative liability at fair value. As of September 30, 2020, this note has been paid in full. The Company recognizes $61,086 as gain on extinguishment of debt and accrued interest.

Total interest expense was $0 for the three months ended September 30, 2020, and $1,736 for the nine months ended September 30, 2020.

F-20

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 6 – CONVERTIBLE NOTES PAYABLE (continued)

February 2020 - $50,000

On February 25, 2020, the Company entered into an agreement with a non-affiliated shareholder and issued a 10% interest bearing convertible debenture for $50,000 due on February 24, 2021. Payments of interest is in lawful money of the Unites States of America. The loan is convertible at the lesser of (i) 55% multiplied by the lowest trading price during the previous twenty-five trading day period ending on the latest complete trading prior to the date of this note or (ii) the variable conversion price. The “Variable Conversion Price” shall mean 55% multiplied by the market price. In connection with this Convertible Note Payable, the Company recorded a $6,750 discount on debt, related to the beneficial conversion feature of the note to be amortized over the life of the note or until the note is converted or repaid. This note was bifurcated with the embedded conversion option recorded as a derivative liability at fair value. As of September 30, 2020, this note has been paid in full. The Company recognizes $112,634 as gain on extinguishment of debt and accrued interest.

Total interest expense was $0 for the three months ended September 30, 2020, and $1,141 for the nine months ended September 30, 2020.

NOTE 7 – DERIVATIVE LIABILITIES

Derivative liabilities consisted of the following:

	As of	As of
	September 30, 2020	December 31, 2019

August 2015 - $15,000 convertible debt	$-	$6,358
March 2018 - $20,000 convertible debt	-	23,549
February 2020 – $112,750 convertible debt	-	-
February 2020 – $75,000 convertible debt	-	-
February 2020 – $50,000 convertible debt	-	-

Total derivative liabilities	$-	$29,907

The Company applies the provisions of ASC Topic 815-40, Contracts in Entity’s Own Equity (“ASC Topic 815-40”), under which convertible instruments, which contain terms that protect holders from declines in the stock price, may not be exempt from derivative accounting treatment. As a result, embedded conversion options (whose exercise price is not fixed and determinable) in convertible debt (which is not conventionally convertible due to the exercise price not being fixed and determinable) are initially recorded as a liability and are revalued at fair value at each reporting date using the Monte-Carlo method.

On February 24, 2020, BDIC issued a convertible promissory note for $112,750 to Auctus Fund (“Auctus”) (the “Auctus Note”), due December 24, 2020 (the “Maturity Date”). The Auctus Note incurred a onetime interest charge of 12%, which was recorded at issuance, and was due upon payback of the Auctus Note. The Auctus Note included an original issue discount of $12,750, netting the balance received by BDIC from Auctus at $100,000. The Auctus transaction included commitment fees, which took the form of an obligation by BDIC a ten-month warrant to purchase 1,127,500 shares (the “Commitment Shares”) which are only provided in the event of default. Upon the occurrence of an event of default, as defined in the Auctus Note, the conversion price shall become equal to a 50% of the lowest traded price for the Company’s common stock in the 25 consecutive trading days preceding the notice of conversion and the balance due shall be multiplied by 50% (the “Default Provision”).

F-21

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 7 – DERIVATIVE LIABILITIES (continued)

On February 24, 2020, BDIC issued a convertible promissory note for $75,000 to EMA Financial (“EMA”) (the “EMA Note”), due November 24, 2020 (the “Maturity Date”). The EMA Note incurred a onetime interest charge of 10%, which was recorded at issuance, and was due upon payback of the EMA Note. The EMA Note included an original issue discount of $15,000, netting the balance received by BDIC from EMA at $60,000. Upon the occurrence of an event of default, as defined in the EMA Note, the conversion price shall become equal to a 50% of the lowest traded price for the Company’s common stock in the 25 consecutive trading days preceding the notice of conversion and the balance due shall be multiplied by 50% (the “Default Provision”).

On February 25, 2020, BDIC issued a convertible promissory note for $50,000 to Crown Bridge Partners (“Crown”) (the “Crown Note”), due February 24, 2021 (the “Maturity Date”). The Crown Note incurred a onetime interest charge of 10%, which was recorded at issuance, and was due upon payback of the Crown Note. The Crown Note included an original issue discount of $6,750, netting the balance received by BDIC from Crown at $43,250. The Crown transaction included commitment fees, which took the form of an obligation by a nine-month warrant to purchase 416,666 shares (the “Commitment Shares”) which are only provided in the event of default. Upon the occurrence of an event of default, as defined in the Crown Note, the conversion price shall become equal to a 55% of the lowest traded price for the Company’s common stock in the 25 consecutive trading days preceding the notice of conversion and the balance due shall be multiplied by 55% (the “Default Provision”).

BDIC paid off in full of convertible promissory note to Auctus Fund on May 19, 2020, and to EMA Financial and Crown Bridge Partners on May 18, 2020.

Derivative financial instruments, as defined in ASC 815, “Accounting for Derivative Financial Instruments and Hedging Activities”, consist of financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets.

The accounting treatment of derivative financial instruments requires that the Company record the embedded conversion option and warrants at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. As a result of entering into warrant agreements, for which such instruments contained a variable conversion feature with no floor, the Company has adopted a sequencing policy in accordance with ASC 815-40-35-12 whereby all future instruments may be classified as a derivative liability with the exception of instruments related to share-based compensation issued to employees or directors.

Based on ASC 815, the Company determined that the convertible debt contained embedded derivatives and valued the derivative using the Monte-Carlo method. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates (such as volatility, estimated life and interest rates) that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the trading market price of our common stock, which has a high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, the Company’s operating results will reflect the volatility in these estimate and assumption changes.

F-22

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 7 – DERIVATIVE LIABILITIES (continued)

The Company performs valuation of derivative instruments at the end of each reporting period. The fair value of derivative instruments is recorded and shown separately under current liabilities as these instruments can be converted anytime. Changes in fair value are recorded in the consolidated statement of income under other income (expenses).

August 2015 Convertible Debt - $15,000

In August 2015, the Company entered into a $15,000 convertible note with variable conversion pricing. The following inputs were used within the Black Sholes Model to determine the initial relative fair values of the $15,000 convertible note with expected term of 1.58 years, expected dividend rate of 0%, volatility of 100% and risk-free interest rate 0.61%.

As of September 18, 2020, any liability related to this note has been settled from LGL.

March 2018 Convertible Debt - $20,000

In March 2018, the Company entered into a $20,000 convertible note with variable conversion pricing. The following inputs were used within the Black Sholes Model to determine the initial relative fair values of the $20,000 convertible note with expected term of 3.35 years, expected dividend rate of 0%, volatility of 413% and risk free interest rate 2.90%.

As of September 15, 2020, any liability related to this note has been settled from Donald Thompson.

February 2020 - $112,750

In February 2020, the Company entered into a $112,750 convertible note with variable conversion pricing. The following inputs were used within the Monte-Carlo method to determine the initial related fair values of the $112,750 convertible note with expected term of 0.83 years, expected dividend rate of 0%, volatility of 325% and risk-free interest rate 2%.

February 2020 - $75,000

In February 2020, the Company entered into a $75,000 convertible note with variable conversion pricing. The following inputs were used within the Monte-Carlo method to determine the initial related fair values of the $75,000 convertible note with expected term of 1 years, expected dividend rate of 0%, volatility of 325% and risk-free interest rate 2%.

February 2020 - $50,000

In February 2020, the Company entered into a $50,000 convertible note with variable conversion pricing. The following inputs were used within the Monte-Carlo method to determine the initial related fair values of the $50,000 convertible note with expected term of 0.75 years, expected dividend rate of 0%, volatility of 325% and risk-free interest rate 2%

The Company revalues these derivatives each quarter using the Monte-Carlo method. The change in valuation is accounted for as a gain or loss in derivative liability. The following table describes the derivative liability as of December 31, 2019 and September 30, 2020.

F-23

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 7 – DERIVATIVE LIABILITIES (continued)

	As of				As of
	December 31, 2019	Additions	Changes	Debt Extinguishment	September 30, 2020

August 2015 - $15,000 convertible debt	$6,358	$-	$207	$(6,565)	$-
March 2018 - $20,000 convertible debt	23,549	-	-	(23,549)	-
February 2020 – $112,750 convertible debt	-	112,750	92,271	(205,021)	-
February 2020 – $75,000 convertible debt	-	75,000	31,248	(106,248)	-
February 2020 – $50,000 convertible debt	-	50,000	97,713	(147,713)	-

Total derivative liabilities	$29,907	$237,750	$221,439	$(489,096)	$-

NOTE 8 – ACCRUED ROYALTY PAYABLE

The Company has estimated the royalties to be paid out in perpetuity under royalty agreements. The Company entered into royalty agreement as follows:

●	November 2017 Royalty Agreement – The Company entered into a royalty agreement with a related party on November 1, 2017 in relation to a note payable of $900,000. This note replaced the September and November 2016 Royalty Agreements. Under the royalty agreement, the Company is required to pay a royalty fee of from $1.50 to $3.00 per month for every ignition interlock devise that the Company has on the road in customers’ vehicles, the amount depending on how many devices are installed.

●	August 2018 Royalty Agreement – the Company entered into a royalty agreement with a related party on August 1, 2018 in relation to a note payable of $1,365,000. This note replaced the November 2017 Royalty Agreement as well as other, non-royalty notes payable. Under the royalty agreement, the Company is required to pay $1.50 and accrue an additional $3.50 for every ignition interlock devise for the first nine months of the note payable. After the first nine months, the Company is required to pay $1.50 per devise and the amount accrued during the first nine months will be paid monthly through the next twelve months. After the note payable is paid in full, the Company is required to pay $3.00 per devise in perpetuity.

●	December 2018 royalty Agreement – the Company entered into a royalty agreement with a related party on December 1, 2018 in relation to a note payable of $2,020,000. This note replaced the August 2018 Royalty Agreement. Under the royalty agreement, the Company is required to pay a royalty fee of $5.00 per month for every ignition interlock device that the Company has on the road in customers’ vehicles.

●	January 2020 addendum Agreement – the Company entered into an addendum to loan security agreement with a related party on January 1, 2020 in relation to all past, present and future monies owed for royalties. Under the addendum, The Doheny Group waives the royalties effective January 1, 2020.

F-24

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 8 – ACCRUED ROYALTY PAYABLE (continued)

Based on the royalty agreement, the Company had the following royalty accruals:

	As of	As of
	September 30, 2020	December 31, 2019

November 2017 royalty agreement	$-	$3,326
August 2018 royalty agreement	-	18,058
December 2018 royalty agreement	-	50,081

Total accrued royalties	$-	$71,465

Royalty expense were $0 and $8,100 for the three months ended September 30, 2020 and 2019, respectively, and $0 and $29,751 for the nine months ended September 30, 2020 and 2019, respectively.

NOTE 9 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company’s articles of incorporation authorize the Company to issue up to 20,000,000 preferred shares of $0.001 par value. As of September 30, 2020, the total number of preferred shares issued or issuable was 1,000,000.

Series A Preferred Stock

As of December 31, 2019, there were 11,000,000 shares of our preferred stock outstanding, with 1,000,000 shares being Series A Preferred Stock to an officer and director of the Company with a preliminary estimated value of $350,000. Our Series A Preferred has One Million (1,000,000) shares authorized and the following rights: no dividend rights; no liquidation preference over our common stock; no conversion rights; no redemption rights; no call rights; each share of Series A Convertible Preferred stock will have one hundred (100) votes on all matters validly brought to our common stockholders. As of September 30, 2020, all 1,000,000 shares of Series A Preferred Stock were held by The Doheny Group, LLC, an entity controlled by David Haridim, our sole officer and director.

Series B Preferred Stock

The other shares of our preferred stock outstanding were Series B Convertible Preferred Stock. Our Series B Preferred has Ten Million (10,000,000) shares authorized and the following rights: (i) dividend rights in pari passu with our common stock on an “as converted” basis; (ii) liquidation preference over our common stock; (iii) conversion rights of ten (10) shares of common stock for each share of Series B Convertible Preferred Stock converted; (iv) no redemption rights; (v) no call rights; (vi) each share of Series B Convertible Preferred stock will have one thousand (1,000) votes on all matters validly brought to our common stockholders. As of September 30, 2020, all 10,000,000 shares of Series B Convertible Preferred Stock held by The Doheny Group, LLC, an entity controlled by David Haridim, our sole officer and director, were converted into 100,000,000 shares BDIC of common stock.

Common Stock

The Company has authorized 10,000,000,000 shares of $0.0001. Holders of common stock are entitled to one vote for each share held. There are no restrictions that limit the Company’s ability to pay dividends on its common stock, subject to the requirements of the Delaware Revised Statutes. The Company has not declared any dividends since incorporation.

During the nine months ended September 30, 2020, the Company issued 100,000,000 additional shares of its common stock. The total number of shares issued or issuable as of September 30, 2020 was 131,350,683.

F-25

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 10 – STOCK WARRANTS

The Company issued warrants in individual sales and in connection with common stock purchase agreements. The warrants have expiration dates ranging from three to four years from the date of grant and exercise prices ranging from $0.10 to $1.00.

A summary of warrant activity for the periods presented is as follows:

		Weighted Average
	Warrants for	Weighted	Remaining	Aggregate
	Common Shares	Average Exercise Price	Contractual Term	Intrinsic Value

Outstanding as of December 31, 2018	5,677,586	$0.60	2.40	$621,497
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited, cancelled, expired	-	-	-	-
Outstanding as of December 31, 2019	5,677,586	0.60	2.40	621,497
Granted	1,544,166	0.07	0.80	-
Exercised	-	-	-	-
Forfeited, cancelled, expired	(3,091,592)	(0.07)	(0.08)	-
Outstanding as of September 30, 2020	4,130,160	$0.60	2.06	$621,497

NOTE 11 – INCOME (LOSS) PER SHARE

Net income (loss) per share is provided in accordance with FASB ASC 260-10, “Earnings per Share”. Basic net income (loss) per common share (“EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average shares outstanding, assuming all dilutive potential common shares were issued, unless doing so is anti-dilutive.

The following shares are not included in the computation of diluted income (loss) per share, because their inclusion would be anti-dilutive:

	Nine Months Ended September 30,
	2020	2019
Preferred shares	-	-
Convertible notes	-	408,375
Warrants	4,130,160	6,537,586
Options	-	-
Total anti-dilutive weighted average shares	4,130,160	6,945,961

If all dilutive securities had been exercised at September 30, 2020, the total number of common shares outstanding would be as follows:

Common Shares	131,350,683
Preferred Shares	-
Convertible notes	-
Warrants	4,130,160
Options	-

Total potential shares	135,480,843

F-26

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 12 – COMMITMENTS AND CONTINGENCIES

The Company currently does not have any facility lease commitments or lease obligations.

Legal Proceedings

In the ordinary course of business, the Company from time to time is involved in various pending or threatened legal actions. The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon the Company’s financial condition and/or results of operations. However, in the opinion of management, other than as set forth herein, matters currently pending or threatened against the Company are not expected to have a material adverse effect on the Company’s financial position or results of operations.

NOTE 13 – RELATED PARTY TRANSACTIONS

The Company had the following related party transactions:

●	Refer to related party notes payable.

NOTE 14 – SUBSEQUENT EVENTS

On October 2, 2020, The Doheny Group, LLC, an entity controlled by the Company’s sole officer and director, agreed to sell all of its shares of the Company’s common stock and Series A Preferred Stock pursuant to the terms of a Stock Purchase Agreement (the “Agreement”). Under the terms of the Agreement, if the parties meet certain pre-closing conditions, then the Doheny Group, LLC will sell 110,617,521 shares of the Company’s common stock and 1,000,000 shares of the Company’s Series A Preferred Stock to Song Dai. The shares represent approximately 84.83% of the issued and outstanding shares of the Company’s common stock, 100% of the Company’s Series A Preferred Stock, and 91.41% of the voting power of all securities of the Company, which would result in a change in control. In addition, if the pre-closing conditions are satisfied under the Agreement, then at Closing, the Company’s sole officer and director will resign, and the Company will appoint new officers and directors, and the Company will sell its current assets and operations to a private company in exchange for the private company assuming all of the Company’s liabilities at Closing. The Company was a party to the Agreement for the purpose of acknowledging certain representations and warranties about the Company in the Agreement. The Company is not issuing any additional securities, or receiving any money, as a result of the closing of the transactions contemplated by the Agreement.

On October 8, 2020, the Company paid $152,080.48 in full satisfaction of a U.S. Small Business Association Loan it received on May 22, 2020 in the principal amount of $150,000. As a result of paying off the loan no further amounts are due to the SBA lender.

The Company follows the guidance in FASB ASC Topic 855, Subsequent Events (“ASC 855”), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before the consolidated financial statements are issued or are available to be issued. ASC 855 sets forth (i) the period after the balance sheet date during which management of a reporting entity evaluates events or transactions that may occur for potential recognition or disclosure in the consolidated financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its consolidated financial statements, and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.

F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Of Blow & Drive Interlock Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Blow & Drive Interlock Corporation (the “Company”) as of December 31, 2018 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered losses from operations and cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Benjamin & Young, LLP

We served as the Company’s Auditor since 2018

Anaheim, California

July 19, 2019

F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Of Blow & Drive Interlock Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Blow & Drive Interlock Corporation (the “Company”) as of December 31, 2019 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered losses from operations and cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Benjamin & Ko

We served as the Company’s Auditor since 2019

Santa Ana, California

March 30, 2020

F-29

BLOW & DRIVE INTERLOCK CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018

ASSETS
Current Assets
Cash	$91,314	$775
Accounts receivable, net of allowance for doubtful accounts of $0 and $0 at December 31, 2019 and 2018, respectively	20,848	5,355
Prepaid expenses	1,199	1,016
Total current assets	113,361	7,146

Deposits	6,481	6,481

Total assets	$119,842	$13,627

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$150	$-
Accrued expenses	35,571	60,058
Accrued royalty payable	71,465	26,885
Accrued interest	15,660	17,155
Accrued interest - related party	717,120	190,618
Income taxes payable	6,730	5,930
Deferred revenue	-	92,162
Derivative liability	29,907	22,517
Notes payable, net of debt discount of $0 and $7,549 at December 31, 2019 and December 31, 2018, respectively, current portion	67,159	117,776
Notes payable - related party, current portion	384,200	29,000
Convertible notes payable, current portion	7,500	2,376
Total current liabilities	1,335,462	564,477

Notes payable, net of debt discount of $0 and $6,925 at December 31, 2019 and December 31, 2018, respectively, net of current portion	-	18,069
Notes payable - related party, net of current portion	2,020,000	2,020,000
Convertible notes payable, net of debt discount of $8,965 and $0 at December 31, 2019 and December 31, 2018, respectively, net of current portion	11,035	13,597
Total non-current liabilities	2,031,035	2,051,666

Total liabilities	3,336,497	2,616,143

Stockholders’ Deficit
Preferred stock, par value $0.001, 20,00,000 shares authorized, 1,000,000 and 1,000,000 shares issued or issuable as of December 31, 2019 and December 31, 2018, respectively	102,000	1,000
Common stock, par value $0.0001, 10,000,000,000 shares authorized, 31,350,683 and 31,073,529 shares issued or issuable as of December 31, 2019 and December 31, 2018, respectively	3,135	3,107
Additional paid-in capital	3,514,171	3,489,699
Accumulated deficit	(6,865,961)	(6,096,322)
Total stockholders’ deficit	(3,246,655)	(2,602,516)

Total liabilities and stockholder’s deficit	$119,842	$13,627

The accompanying notes are an integral part of these financial statements

F-30

BLOW & DRIVE INTERLOCK CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	December 31, 2019	December 31, 2019

Monitoring revenues	$380,424	$862,330
Distributorship revenues	154,403	79,830
Total revenues	534,827	942,160

Monitoring cost of revenue	14,445	118,596
Distributorship cost of revenue	-	-
Total cost of revenue	14,445	118,596

Gross profit	520,382	823,564

Operating Expenses
Payroll	277,535	888,498
Professional fees	196,217	157,764
General and administrative	215,859	763,683
Total operating expenses	689,611	1,809,945

Loss from Operations	(169,229)	(986,381)

Other Income (Expense)
Interest expense, net	(646,184)	(494,321)
Change in fair value of derivative liability	(7,390)	5,155
Gain (loss) on extinguishment of debt	54,764	311,670
Loan default penalty	-	(635,000)
Total other income (expense)	(598,810)	(812,496)

Loss before provision for income taxes	(768,039)	(1,798,877)

Provision for income taxes	1,600	800

Net loss	$(769,639)	$(1,799,677)

Basic and Diluted Loss Per Common
Share	$(0.02)	$(0.06)

Basic and Diluted Weighted-Average
Common Shares Outstanding	31,350,683	31,073,529

The accompanying notes are an integral part of these financial statements

F-31

BLOW & DRIVE INTERLOCK CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock - Series A		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance December 31, 2017	1,000,000	1,000.00	26,223,834.00	2,622.00	2,911,753.00	(4,296,645.00)	(1,381,270.00)
Shares issued for services	-	-	476,000.00	48.00	114,594.00	-	114,642.00
Shares issued for cash	-	-	4,340,883.00	434.00	458,271.00	-	458,705.00
Shares issued for conversion of debt	-	-	32,812.00	3.00	5,080.00	-	5,083.00
Net loss	-	-	-	-	-	(1,799,677.00)	(1,799,677.00)
Balance December 31, 2018	1,000,000	1,000.00	31,073,529.00	3,107.00	3,489,698.00	(6,096,322.00)	(2,602,517.00)
Shares issued for services	-	-	1,033,763.00	103.00	24,398.00	-	24,501.00
Shares returned related to anti-dilution	-	-	(756,609.00)	(75.00)	75.00	-	-
Shares issued in exchange for interest payable	10,000,000	101,000.00
Net loss	-	-	-	-	-	(769,639)	(769,639)
Balance December 31, 2019	11,000,000	102,000.00	31,350,683.00	3,135.00	3,514,171.00	(6,865,961)	(3,246,655)

The accompanying notes are an integral part of these financial statements

F-32

BLOW & DRIVE INTERLOCK CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW

	December 31, 2019	December 31, 2019

Cash flows from operating activities
Net loss	$(769,639)	$(1,799,677)
Adjustments to reconcile net loss to net cash used in operating activities
Stock/warrants issued for services	24,500	114,642
(Gain)/loss on extinguishment of debt	(54,765)	(311,670)
Change in fair value of derivative liability	7,390	(5,155)
Amortization of debt discount	17,035	30,872
Loan default penalty	-	635,000

Changes in operating assets and liabilities
Accounts receivable	(15,493)	23,561
Prepaid expenses	(182)	289
Accounts payable	150	(39,695)
Accrued expenses	(24,488)	44,456
Income taxes payable	800	-
Accrued royalties payable	44,580	101,922
Accrued interest	1,698	19,773
Accrued interest - related party	526,502	165,240
Deferred revenue	(92,162)	(92,216)
Net cash used in operating activities	(334,072)	(1,112,658)

Cash flows from financing activities
Proceeds from issuance of common stock	-	458,705
Proceeds from issuance of notes payable	-	154,400
Payments on notes payable	(31,589)	(74,623)
Proceeds from issuance of convertible notes payable	-	20,000
Proceeds from issuance of related party note payable	456,900	649,127
Payments on note payable related party	(101,700)	(126,050)
Payments on note payable interest related party	101,000	-
Net cash provided by financing activities	424,611	1,081,559

Net increase (decrease) in cash and cash equivalents	90,539	(31,099)

Cash - beginning of period	775	31,874

Cash - end of period	$91,314	$775

Additional cash flow information
Interest paid	$417	$291,135
Total additional cash flow information	417	291,135

Supplemental disclosure of non-cash investing and financing activities
Common stock and warrants issued for services	78	114,642
Preferred stock issued for debt reduction and services	-	-
Total supplemental disclosure of non-cash investing and financing activities	$78	$114,642

The accompanying notes are an integral part of these financial statements

F-33

BLOW AND DRIVE INTERLOCK CORPORATION

NOTES TO FINANCIAL STATEMENTS

Note 1 - Organization and Nature of Business

Blow & Drive Interlock (“the Company”) was incorporated on July 2, 2013 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. The Company markets and rents alcohol ignition interlock devices to DUI/DWI offenders as part of their mandatory court or motor vehicle department programs. The Company has approval for its device in the following states: California, Colorado, Kansas, New York, Tennessee, Arizona, Oregon, Kentucky, Oklahoma, Pennsylvania, and Texas.

In 2015, the Company formed BDI Manufacturing, Inc., an Arizona corporation which is a 100% wholly owned subsidiary of Blow & Drive Interlock Corporation. The Company markets, installs and monitors a breath alcohol ignition interlock device (BAIID) called the BDI-747/1, which is a mechanism that is installed on the steering column of an automobile and into which a driver exhales. The device in turn provides a blood-alcohol concentration analysis. If the driver’s blood-alcohol content is higher than a certain pre-programmed limit, the device prevents the ignition from engaging and the automobile from starting. These devices are often required for use by DUI or DWI (“driving under the influence” or “driving while intoxicated”) offenders as part of a mandatory court or motor vehicle department program.

The Company licenses the rights to third party distributors to promote the BDI-747/1 and provide services related to the device. The distributorships are for specific geographical areas (either entire states or certain counties within states). The Company currently has entered into six distributorship agreements. Under the distribution agreements the Company typically receives a onetime fee, and then is entitled to receive a per unit registration fee and a per unit monthly fee for each BDI-747/1 unit the distributor has in inventory or on the road beginning thirty (30) days after the distributor receives the unit.

On December 31, 2018, Laurence Wainer, CEO of the Company, and The Doheny Group, a major note holder of the Company, reached an agreement in which Laurence Wainer sold 8,924,000 shares of common stock and 1,000,000 shares of preferred stock for a total of $30,000. Upon completion of the sale, David Haridim, managing member of The Doheny Group, assumed the position of CEO of Blow and Drive.

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the results of operations of BDI Manufacturing (the Subsidiary). All material intercompany accounts and transactions between the Company and the Subsidiary have been eliminated in consolidation.

Consolidation

The accompanying consolidated financial statements include the results of operations of BDI Manufacturing (the Subsidiary). All material intercompany accounts and transactions between the Company and the Subsidiary have been eliminated in consolidation.

Going Concern

The Company’s consolidated financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenue sufficient to cover its operating costs and allow it to continue as a going concern. As of December 31, 2019, the Company had an accumulated deficit of $6,827,974. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease or reduce its operations.

F-34

In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company will continue to raise funds through the sale of its equity securities or issuance of notes payable to obtain additional operating capital. The Company is dependent upon its ability to, and will continue to attempt to, secure additional equity and/or debt financing until the Company can earn revenue and realize positive cash flow from its operations. There are no assurances that the Company will be successful in earning revenue and realizing positive cash flow from its operations. Without sufficient financing it would be unlikely that the Company will continue as a going concern.

Based on the Company’s current rate of cash outflows, cash on hand and proceeds from the prior sale of equity securities and issuance of notes payable, management believes that its current cash will not be sufficient to meet the anticipated cash needs for working capital for the next 12 months. The Company’s plans with respect to its liquidity issues include, but are not limited to, the following:

1.	Continue to issue restricted stock for compensation due to consultants and for its legacy accounts payable in lieu of cash payments; and

2.	Seek additional capital to continue its operations as it rolls out its current products. The Company is currently evaluating additional debt or equity financing opportunities and may execute them when appropriate. However, there can be no assurances that the Company can consummate such a transaction or consummate a transaction at favorable pricing.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and achieve profitable operations. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

Reclassifications

Certain reclassifications have been made to amounts in prior periods to conform to the current period presentation. All reclassifications have been applied consistently to the periods presented.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue when earned and related costs of sales and expenses when incurred. The Company recognizes revenue in accordance with FASB ASC Topic 605-10-S99, Revenue Recognition, Overall, SEC Materials (“Section 605-10-S74”). Section 605-10-S99 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. Cost of revenue consists of the cost of the purchased goods and labor related to the corresponding sales transaction. When a right of return exists, the Company defers revenues until the right of return expires. The Company recognizes revenue from services at the time the services are completed. Monthly per unit fee revenue is earned and recognized over the term of the contract as support services are provided. Revenues from territory exclusivity are earned when there is persuasive evidence of an arrangement, delivery has occurred, the sales price has been determined and collectability has been reasonably assured.

F-35

On January 1, 2019, the Company adopted FASB Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in U.S. GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects to receive in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in the prior accounting guidance.

The Company’s principal activity from which it generates revenue is a service which is the use of its interlock units. Revenue is measured based on considerations specified in a contract with a customer. A contract exists when it becomes a legally enforceable agreement with a customer. These contracts define each party’s rights, payment terms and other contractual terms and conditions of the sale. Consideration is typically paid at time of sale via credit card, check, or cash when the interlock units are installed on customers’ vehicles

A performance obligation is a promise in a contract to provide a distinct service to the customer, which for the Company is transfer of a service to customers. Performance obligations promised in a contract are identified based on the services that will be provided to the customer that are both capable of being distinct and are distinct in the context of the contract, whereby the service is separately identifiable from other promises in the contract. The Company has concluded the services accounted for as the single performance obligation.

The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when or as the customer receives the benefit of the performance obligation. The transaction price is determined based on the consideration to which the Company will be entitled to receive in exchange for transferring goods to the customer. The Company does not issue refunds.

The Company recognizes revenue when it satisfies a performance obligation in a contract by providing a service to a customer when the Company installs the interlock units on the customers’ vehicles. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue.

Deferred revenue

Deferred revenue consists of customer orders paid in advance of the delivery of the order. Deferred revenue is classified as short-term as the typical order ships within approximately three weeks of placing the order. Deferred revenue is recognized as revenue when the product is shipped to the customer and all other revenue recognition criteria have been met. Due to high overhead cost, the Company has changed it distribution model to contract distributers to supply the equipment to customers and perform the installation.

Advertising and Marketing Costs

Advertising and marketing costs are recorded as general and administrative expenses when they are incurred. Advertising and marketing expenses were $267 and $90,742 for the year ended December 31, 2019 and 2018, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivable primarily consist of trade receivables. The Company records an allowance for doubtful accounts that is based on historical trends, customer knowledge, any known disputes, and the aging of the accounts receivable balances combined with management’s estimate of future potential recoverability. Receivables are written off against the allowance after all attempts to collect a receivable have failed. The Company believes its allowance for doubtful accounts as of December 31, 2019 and December 31, 2018 is adequate, but actual write-offs could exceed the recorded allowance.

F-36

Royalty Accrual

The Company entered into royalty agreement to be paid out in perpetuity based on number of units sold for specified product model in years 2019, 2018, 2017 and 2016 in connection with notes payable as discussed in Note 12. These estimates were performed at the inception for the notes to reflect the associated debt discount. The Company accruals royalties and is reduced by payments.

Derivative Liability

The Company applies the provisions of ASC Topic 815-40, Contracts in Entity’s Own Equity (“ASC Topic 815-40”), under which convertible instruments, which contain terms that protect holders from declines in the stock price, may not be exempt from derivative accounting treatment. As a result, embedded conversion options (whose exercise price is not fixed and determinable) in convertible debt (which is not conventionally convertible due to the exercise price not being fixed and determinable) are initially recorded as a liability and are revalued at fair value at each reporting date using the Black Sholes Model. The Company revalues these derivatives each quarter using the Black Sholes Model. The change in valuation is accounted for as a gain or loss in derivative liability.

Convertible Debt and Warrants Issued with Convertible Debt

Convertible debt is accounted for under the guidelines established by ASC 470, Debt with Conversion and Other Options and ASC 740, Beneficial Conversion Features. The Company records a beneficial conversion feature (“BCF”) when convertible debt is issued with conversion features at fixed or adjustable rates that are below market value when issued. If, however, the conversion feature is dependent upon a condition being met or the occurrence of a specific event, the BCF will be recorded when the related contingency is met or occurs. The BCF for the convertible instrument is recorded as a reduction, or discount, to the carrying amount of the convertible instrument equal to the fair value of the conversion feature. The discount is then amortized to interest over the life of the underlying debt using the effective interest method.

The Company calculates the fair value of warrants issued with the convertible instruments using the Black-Scholes valuation method, using the same assumptions used for valuing employee options for purposes of ASC 718, Compensation – Stock Compensation, except that the contractual life of the warrant is used. Under these guidelines, the Company allocates the value of the proceeds received from a convertible debt transaction between the conversion feature and any other detachable instruments (such as warrants) on a relative fair value basis. The allocated fair value is recorded as a debt discount or premium and is amortized over the expected term of the convertible debt to interest expense.

For modifications of convertible debt, the Company records a modification that changes the fair value of an embedded conversion feature, including a BCF, as a debt discount which is then amortized to interest expense over the remaining life of the debt. If modification is considered substantial (i.e. greater than 10% of the carrying value of the debt), an extinguishment of debt is deemed to have occurred, resulting in the recognition of an extinguishment gain or loss.

Fair Value of Financial Instruments

The Company utilizes ASC 820-10, Fair Value Measurement and Disclosure, for valuing financial assets and liabilities measured on a recurring basis. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1. Observable inputs such as quoted prices in active markets;

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

F-37

The table below describes the Company’s valuation of financial instruments using guidance from ASC 820-10:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3
Balance December 31, 2018	$–	$22,517	$–
Change in fair value of derivative liability	–	7,390	–
Balance December 31, 2019	$–	$29,907	$–

Net Income (Loss) Per Share

Basic earnings per share is calculated by dividing income available to common stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share is computed using the weighted average number of common and dilutive common share equivalents outstanding during the period.

Related Parties

Related parties are any entities or individuals that, through employment, ownership or other means, possess the ability to direct or cause the direction of the management and policies of the Company.

Concentrations

All of the Company’s ignition interlock devices are purchased from one supplier in China. The loss of this supplier could have a material impact on the Company’s ability to timely obtain additional units.

For the year ended December 31, 2019, one distributor, licensed in four states, makes up approximately 89% percent of all revenues from distributors at December 31, 2019. The loss of this distributer would have a material impact on the Company’s revenues. Per an agreement dated August 1, 2019, the Company and its largest distributor, BDI interlock collects the revenue directly from the clients and pays majority of the expenses and in return pays BDIC a leasing fee per on road unit on a monthly basis. This agreement is still in place for the future.

Income Taxes

The Company accounts for its income taxes in accordance with Income Taxes Topic of the FASB ASC 740, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

The Company also follows ASC 740-10-25, which provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with ASC Topic 740, “Accounting for Income Taxes”. ASC 740-10-25 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

F-38

Derivative Liabilities

The Company assessed the classification of its derivative financial instruments as of December 31, 2019, which consist of convertible instruments and rights to shares of the Company’s common stock and determined that such derivatives meet the criteria for liability classification under ASC 815.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as defined.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities”.

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control or could require net cash settlement, then the contract shall be classified as an asset or a liability.

Recently Issued Accounting Pronouncements

Note 3 – Segment Reporting

The Company has two reportable segments: (1) Monitoring and (2) Distributorships.

Monitoring fees on Company installed units

The Company rents units directly to customers and installs the units in the customer’s vehicles. The rental periods range from a few months to 2 years and include a combination of down payments made by the customer and monthly payments paid under the agreements with the Company. Revenue is recognized from these companies on the straight-line basis over the term of the agreement. Amounts collected in excess of those earned are classified as deferred revenue in the balance sheet, and amounts earned in excess of amounts collected are reflected in accounts receivable in the balance sheet at December 31, 2019 and December 31, 2018.

Distributorships

The Company enters into arrangements that include multiple deliverables, which typically consist of the sale of exclusive distributorship territory rights, startup supplies package, promotional material, three weeks of onsite training and ongoing monthly support services. The Company accounts for each material element within an arrangement with multiple deliverables as separate units of accounting. Revenue is allocated to each unit of accounting under the guidance of ASC Topic 605-25, Multiple-Element Revenue Arrangements, which provides criteria for separating consideration in multiple-deliverable arrangements by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable is based on vendor-specific objective evidence (“VSOE”) if available, third-party evidence if VSOE is not available, or estimated selling price if neither VSOE nor third-party evidence is available. The Company is required to determine the best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. The Company generally does not separately sell distributorships or training on a standalone basis. Therefore, the Company does not have VSOE for the selling price of these units nor is third party evidence available and thus management uses its best estimate of selling prices in their allocation of revenue to each deliverable in the multiple element arrangement.

F-39

The following table summarizes net sales and identifiable operating income by segment:

	Years Ended December 31,
	2019	2018
Segment gross profit (a)
Monitoring	$380,424	$862,330
Distributorships	154,403	79,830
Gross profit	534,827	942,160

Identifiable segment operating expenses (b)
Monitoring	14,445	118,596
Distributorships	–	–
	14,445	118,596

Identifiable segment operating income (c)
Monitoring	365,979	743,734
Distributorships	154,403	79,830
	520,382	823,564

Reconciliation of identifiable segment income to corporate income (d)
Payroll	277,535	888,498
Professional fees	196,217	157,764
General and administrative expenses	215,859	763,683
Interest expense	(646,184)	(494,321)
Change in fair value of derivative liability	(7,390)	5,155
Gain on extinguishment of debt	54,764	311,670
Loan default penalty	–	(635,000)
Loss before provision for income taxes	(598,810)	(1,798,877)

Provision for income taxes	1,600	800
Net loss	(769,639)	(1,799,677)

Total net property, plant, and equipment assets
Monitoring	–	–
Distributorships	–	–
Corporate	–	–
	–	–

(a) Segment gross profit includes segment net sales less segment cost of sales

(b) Identifiable segment operating expenses consists of identifiable depreciation expense

(c) Identifiable segment operating incomes consists of segment gross profit less identifiable operating expense

(d) General corporate expense consists of all other non-identifiable expenses

F-40

Note 4 – Deposits

Deposits consist of the following:

	December 31, 2019	December 31, 2018
Lease Deposits	$6,481	$6,481

Note 5 – Accrued Expenses

Accrued Expenses consist of the following:

	December 31, 2019	December 31, 2018
Accrued payroll and payroll taxes	$0	$17,616
Deferred rent	–	5,317
Other accrued expenses	20,006	37,125
Total	$20,006	$60,058

Note 6 - Deferred Revenue

The Company classifies income as deferred until the terms of the contract or time frame have been met within the Company’s revenue recognition policy. As of December 31, 2019, and December 31, 2018, deferred revenue consists of the following:

	December 31, 2019	December 31, 2018
Monitoring deferred revenues	$–	$92,162
Distributorship deferred revenues	–	–
Total	$–	$92,162

The Company expected deferred revenue to decrease to zero in the fourth quarter of 2019 as the revenue has been recognized. The company requires a deposit for the equipment from the customer in order to install equipment. The installation is performed by the Company. Due to rising overhead cost, the company decided to change its distribution model and contracted an distributor to perform the installation of the machine. The remaining deferred revenue is recognized, and the company expects deferred revenue to be zero going forward.

F-41

Note 7 – Notes Payable

Notes payable consist of the following:

	As of December 3, 2019			As of December 31, 2018
Terms	Amount	Discount	Net Balance	Amount	Discount	Net Balance

December 2017 ($50,000) - 15% interest due in December 2020 including issuance of 100,000 shares of common stock with exercise price at $0.25 per share.	$-	$-	$-	$40,736	$(14,474)	$26,262
October 2018 ($60,000) - $561 daily principal and interest until paid in full	-	-	-	42,424	-	42,424
October 2018 ($72,800) - $11,527 monthly principal and interest for first six months, $9,975 monthly principal and interest last six months	67,159	-	67,159	67,159	-	67,159

Total notes payable	67,159	-	67,159	150,319	(14,474)	135,845

Less: non-current portion	-	-	-	(24,994)	6,925	(18,069)

Notes payable, current portion	$67,159	$-	$67,159	$125,325	$(7,549)	$117,776

December 2017 - $50,000

On December 1, 2017, the Company provided an agreement to a third party to obtain a $50,000 promissory note in exchange for $50,000 in cash. The promissory note had a maturity date of December 1, 2020 and bears interest at 15% per annum. The note required total payments of $1,733 per month. The Company recorded a debt discount of $22,650 related to the value of the issued shares associated with the process of obtaining the note to be amortized over the life of the note. In January 2019, the note was settled with no additional payment and $43,930 was recognized as a gain on settlement. Total interest expense was $0 and $1,706 for the three months ended June 30, 2019 and 2018, respectively, and $0 and $3,539 for the six months ended June 30, 2019 and 2018, respectively.

October 2018 - $60,000

On October 11, 2018, the Company provided an agreement to a third party to obtain a $60,000 promissory note in exchange for $59,105 in cash ($895 in processing fee was deducted from cash). The promissory note had a maturity date of May 5, 2019 and bears interest at 55% per annum. The note required total payments of $561.43 each business day. The note was settled on January 16, 2019 for $30,806, and a gain on settlement was recorded for $10,834. Total interest expense was $0 and $0 for the three months ended June 30, 2019 and 2018, respectively, and $0 and $0 for the six months ended June 30, 2019 and 2018, respectively.

October 2018 - $72,800

On October 4, 2018, the Company provided an agreement to a third party to obtain a $72,800 promissory note in exchange for $72,800 in cash. The promissory note had a maturity date of October 4, 2019 and bears interest at 51% per annum. The note required total payments of $11,526.67 per month for the first six months and $6,794.67 per month for the last six months. The note was settled on January 16, 2019 for $30,806, and a gain on settlement was recorded for $10,834. Total interest expense was $8,536 and $0 for the three months ended June 30, 2019 and 2018, respectively, and $17,126 and $0 for the six months ended June 30, 2019 and 2018, respectively.

F-42

Note 8 – Notes Payable – Related Parties

Notes payable to related parties consist of the following:

	As of December 31, 2019				As of December 31, 2018
	Amount	Discount	Replacement	Net Balance	Amount	Replacement	Net Balance

November 2017 ($900,000) - 60 months of payments of $25,000 per month with $15,000 in principal payment and $10,000 in interest payment, first payment due on December 1, 2017 and the final payment on November 1, 2022.	–	–	–	–	765,000	(765,000)	–
February 2018 ($100,000) – Fee payment of $2,500 per month, principal due February 1, 2019.	–	–	–	–	100,000	(100,000)	–
March 2018 ($500,000) – Fee payment of $12,500 per month first year, $12,000 per month second year, $11,500 per month third year, $11,000 per month fourth year, $105,00 per month fifth year, principal due March 1, 2020.	–	–	–	–	500,000	(500,000)	–
August 2018 ($1,365,000) – Replaced August 2018 note ($1,365,000) that replaced November 2017 note ($765,000 balance at August 1, 2018), February 2018 note ($100,000) and March 2018 note ($500,000). Includes $635,000 penalty on default of August 2018 ($1,365,000) note and $20,000 for missed payment on August 2018 note. Interest only monthly payment of $50,500 for life of note. Entire principal due December 1, 2023.	2,020,000	–	–	2,020,000	655,000	1,365,000	2,020,000

December 2018 ($6,000) – Principal only due December 17, 2019. No interest	6,000	–	(6,000)	–	6,000	–	6,000
December 2018 ($23,000) – Principal only due December 31, 2019. No interest	23,000	–	(23,000)	–	23,000	–	23,000
January 3. 2019 ($32,700) - Principal only due January 3, 2020. No interest	32,700	–	(32,700)	–	–	–	–
January 11, 2019 ($40,000) - Principal only due January 11, 2020. No interest	40,000	–	(40,000)	–	–	–	–
January 15. 2019 ($14,500) - Principal only due January 15, 2020. No interest	14,500	–	–	14,500	–	–	–
February 1, 2019 ($15,000) - Principal only due February 1, 2020. No interest	15,000	–	–	15,000	–	–	–
February 19. 2019 ($5,000) - Principal only due February 19, 2020. No interest	5,000	–	–	5,000	–	–	–
March 4, 2019 ($10,000) - Principal only due March 4, 2020. No interest	10,000	–	–	10,000	–	–	–
May 1, 2019 ($20,000) - Principal only due May 1, 2020. No interest	20,000	–	–	20,000	–	–	–
June 3, 2019 ($89,000) - Principal only due June 3, 2020. No interest	89,000	–	–	89,000	–	–	–
July 10, 2019 ($13,000) - Principal only due July 10, 2020. No interest	13,000	–	–	13,000	–	–	–
July 18, 2019 ($8,000) - Principal only due July 18, 2020. No interest	8,000	–	–	8,000	–	–	–
July 25, 2019 ($25,000) - Principal only due July 25, 2020. No interest	25,000	–	–	25,000	–	–	–
September 27, 2019 ($101,700) - Principal only due September 27, 2020. No interest	101,700	–	–	101,700	–	–	–
December 31, 2019 ($83,000) - Principal only due December 31, 2020. No interest	83,000		–	83,000	–	–	–
Total related party notes payable	2,505,900	–	(101,700)	2,404,200	2,049,000	–	2,049,000

Less: non-current portion	(2,020,000)	–	–	(2,020,000)	(2,020,000)	–	(2,020,000)

Related party notes payable, current portion	$485,900	$–	–	$384,200	$29,000	$–	$29,000

F-43

November 2017 - $900,000

On November 1, 2017, the Company entered into an agreement with a related third party to exchange the September 2016 $36,100 note, the September 2016 $192,000 note, the October 2016 $24,960 note, the November 2016 $5,040 note, the November 2016 $50,000 note, the November 2016 $325,000 note, the January 2017 $50,400 note, the February 2017 $70,000 note, and the March 2017 $75,000 note for a new promissory note for $900,000. The new promissory note also included accrued interest payable and payment of Company expenses. The term of the loan is sixty months and payments are to be $25,000 per month with $15,000 in principal payment and $10,000 in interest payment. The first payment is to be on December 1, 2017 and the final payment on November 1, 2022. On August 1, 2018, the Company entered into an agreement with a related party to replace the balance ($765,000) on the note, the February 2018 note, and the March 2018 note with a new note for $1,365,000.

Total interest expense was $126,229 and $39,016 for the years ended December 31, 2018 and 2017, respectively.

February 2018 - $100,000

On February 1, 2018, the Company entered into an agreement with a related third party to obtain a $100,000 promissory note in exchange for $100,000 cash. The note calls for a monthly fee of $2,500 and the principal is due February 1, 2019. On August 1, 2018, the Company entered into an agreement with a related party to replace the note, the March 2018 note, and the balance ($765,000) on the November 2017 note with a new note for $1,365,000.

Total interest expense was $15,000 and $0 for the years ended December 31, 2018 and 2017, respectively.

March 2018 - $500,000

On March 1, 2018, the Company entered into an agreement with a related third party to obtain a $500,000 promissory note in exchange for $500,000 cash. The note calls for a monthly fee of $12,500 per month for the first year, $12,000 per month for the second year, $11,500 for the third year, $11,000 for the fourth year, and $10,500 for the fifth year, and the principal is due March 1, 2023. On August 1, 2018, the Company entered into an agreement with a related party to replace the note, the February 2018 note, and the balance ($765,000) on the November 2017 note with a new note for $1,365,000.

Total interest expense was $58,475 and $0 for the years ended December 31, 2018 and 2017, respectively.

August 2018 - $1,365,000

On August 1, 2018, the Company entered into an agreement with a related third party to replace the balance ($765,000) on the November 2017 note, the February 2018 note ($100,000), and the March 2018 note ($500,000) with a new note for $1,365,000. The note calls for interest only payments of $20,000 per month for the first nine months, and then payments of $53,500 per month for principal and interest. After the forty-eight months, the principal will be paid in full. In December 2018, the note was replaced by a new note of $2,020,000.

Total interest expense was $158,897 and $0 for the years ended December 31, 2018 and 2017, respectively.

December 2018 - $2,020,000

On December 1, 2018, the Company entered into an agreement with a related third party to replace the August 2018 note of $1,365,000 with a new note for $2,020,000. The new note also includes a default penalty of $635,000 on the August 2018 note and $20,000 for a missed payment on the August 2018 note. The note calls for interest only payments of $50,500 per month for the life of the note. The entire principal is due on December 1, 2023. The effective interest rate was approximately 30% at December 31, 2018.

Total interest expense was $50,500 and $0 for the years ended December 31, 2018 and 2017, respectively.

F-44

December 2018 - $6,000

On December 17, 2018, the Company entered into an agreement with a related third party to obtain a $6,000 promissory note in exchange for $6,000 cash. The note bears no interest and is due in full on December 17, 2019.

December 2018 - $23,000

On December 31, 2018, the Company entered into an agreement with a related third party to obtain a $23,000 promissory note in exchange for $23,000 cash. The note bears no interest and is due in full on December 31, 2019.

January 2019 - $32,700

On January 3, 2019, the Company entered into a loan agreement with the Doheny Group for $32,700. The note has no interest (0%), no monthly payments, and a balloon payment of $32,700 on January 3, 2020.

January 2019 - $40,000

On January 11, 2019, the Company entered into a loan agreement with the Doheny Group for $40,000. The note has no interest (0%), no monthly payments, and a balloon payment of $40,000 on January 11, 2020.

January 2019 - $14,500

On January 15, 2019, the Company entered into a loan agreement with the Doheny Group for $14,500. The note has no interest (0%), no monthly payments, and a balloon payment of $14,500 on January 15, 2020.

January 2019 - $50,000

On January 30, 2019, the Company reached a release of all claims with note holder Lucky Draw, LLC. The Company owed Lucky Draw a promissory note payable of $50,000 and accrued interest.

February 2019 - $15,000

On February 1, 2019, the Company entered into a loan agreement with the Doheny Group for $15,000. The note has no interest (0%), no monthly payments, and a balloon payment of $15,000 on February 1, 2020.

F-45

February 2019 - $5,000

On February 19, 2019, the Company entered into a loan agreement with The Doheny Group for $5,000. The loan has no interest (0%), no monthly payments, and a balloon payment of $5,000 on February 19, 2020.

March 2019 - $10,000

On March 4, 2019, the Company entered into a loan agreement with The Doheny Group for $10,000. The loan has no interest (0%), no monthly payments, and a balloon payment of $10,000 on March 4, 2020.

May 2019 - $20,000

On May 1, 2019, the Company entered into a loan agreement with The Doheny Group for $20,000. The loan has no interest (0%), no monthly payments, and a balloon payment of $20,000 on May 1, 2020.

June 2019 - $89,000

On June 3, 2019, the Company entered into a loan agreement with The Doheny Group for $89,000. The loan has no interest (0%), no monthly payments, and a balloon payment of $89,000 on June 3, 2020.

July 2019 - $13,000

On July 10, 2019, the Company entered into a loan agreement with The Doheny Group for $13,000. The loan has no interest (0%), no monthly payments, and a balloon payment of $13,000 on July 10, 2020.

July 2019 - $8,000

On July 18, 2019, the Company entered into a loan agreement with The Doheny Group for $8,000. The loan has no interest (0%), no monthly payments, and a balloon payment of $8,000 on July 18, 2020.

July 2019 - $25,000

On July 25, 2019, the Company entered into a loan agreement with The Doheny Group for $25,000. The loan has no interest (0%), no monthly payments, and a balloon payment of $25,000 on July 25, 2020.

September 2019 - $101,700

On September 27, 2019, the Company entered into a loan agreement with The Doheny Group for $101,700,000. The loan has no interest (0%), no monthly payments, and a balloon payment of $101,700 on September 27, 2020.

December 2019 - $83,000

On December 31, 2019, the Company entered into a loan agreement with The Doheny Group for $83,000. The loan has no interest (0%), no monthly payments, and a balloon payment of $83,000 on December 31, 2020.

F-46

Note 9 – Convertible Notes Payable

Convertible notes payable consists of the following:

	As of December 31, 2019			As of December 31, 2018
	Amount	Discount	Net Balance	Amount	Discount	Net Balance

August 2015 ($15,000) - 7.5% interest bearing convertible debenture due on August 7, 2017 with interest only payments and due upon maturity.	$7,500	$-	$7,500	$7,500	$-	$7,500

March 2018 ($20,000) – 10% interest bearing convertible debenture due on March 9, 2021, with interest paid in cash for the first six months, and either in cash or shares of common stock thereafter. Principal is due March 9, 2021, paid either in cash or common stock, at the Company’s discretion	20,000	(8,965)	11,035	20,000	(11,527)	8,473

Total convertible notes payable	27,500	(8,965)	18,535	27,200	(11,527)	15,973

Less: non-current portion	(20,000)	8,965	(11,035)	(20,000)	6,403	(13,597)

Convertible notes payable, current portion	$7,500	$-	$7,500	$7,500	$(5,124)	$2,376

August 2015 - $15,000

On August 7, 2015, the Company entered into an agreement with a third party non-affiliate and issued a 7.5% interest bearing convertible debenture for $15,000 due on August 7, 2017, with conversion features commencing after 180 days following the date of the note. Payments of interest only were due monthly beginning September 2015. The loan is convertible at 70% of the average of the closing prices for the common stock during the five trading days prior to the conversion date. In connection with this Convertible note payable, the Company recorded a $5,770 discount on debt, related to the beneficial conversion feature of the note to be amortized over the life of the note or until the note is converted or repaid. This note was bifurcated with the embedded conversion option recorded as a derivative liability at fair value (See Note 9). On May 6, 2016 the note holder elected to convert $7,500 in principal into 30,000 shares of common stock. The note is currently in default.

In connection with the issuance of the August Convertible Note Payable, the Company issued a warrant on August 7, 2015 to purchase 30,000 shares of the Company’s common stock at a purchase price of $0.50 per share. The Black Scholes model was used in valuing the warrants in determining the relative fair value of the warrants issued in connection with the convertible note payable using the following inputs: Expected Term – 3 years, Expected Dividend Rate – 0%, Volatility – 100%, Risk Free Interest Rate -1.08%. The Company recorded an additional $4,873 discount on debt, related to the relative fair value of the warrants issued associated with the note to be amortized over the life of the note.

Total interest expense was $563 and $563 for the years ended December 31, 2018 and 2017, respectively.

F-47

March 2018 - $20,000

On March 9, 2018, the Company entered into an agreement with a non-affiliated shareholder and issued a 10% interest bearing convertible debenture for $20,000 due on March 9, 2021. Payments of interest is in cash for the first six months, thereafter, interest may be paid either in cash or common stock of the Company. The loan is convertible at 61% of the average of the closing prices for the common stock during the five trading days prior to the conversion date but may not be converted if such conversion would cause the holder to own more than 4.9% of outstanding common stock after giving effect to the conversion. In connection with this Convertible Note Payable, the Company recorded a $20,000 discount on debt (the total discount was $47,768, of which $27,768 was expensed), related to the beneficial conversion feature of the note to be amortized over the life of the note or until the note is converted or repaid. This note was bifurcated with the embedded conversion option recorded as a derivative liability at fair value. As of December 31, 2018, this note has not been converted.

Total interest expense was $1,626 and $0 for the years months ended December 31, 2018 and 2017, respectively.

Note 10 – Derivative Liabilities

Derivative liabilities consisted of the following:

	December 31, 2019	December 31, 2018

August 2015 - $15,000 convertible debt	$6,358	$6,523
March 2018 - $20,000 convertible debt	23,549	15,994

Total derivative liabilities	$29,907	$22,517

The Company applies the provisions of ASC Topic 815-40, Contracts in Entity’s Own Equity (“ASC Topic 815-40”), under which convertible instruments, which contain terms that protect holders from declines in the stock price, may not be exempt from derivative accounting treatment. As a result, embedded conversion options (whose exercise price is not fixed and determinable) in convertible debt (which is not conventionally convertible due to the exercise price not being fixed and determinable) are initially recorded as a liability and are revalued at fair value at each reporting date using the Black Sholes Model.

August 2015 Convertible Debt - $15,000

In August 2015, the Company entered into a $15,000 convertible note with variable conversion pricing. The following inputs were used within the Black Sholes Model to determine the initial relative fair values of the $15,000 convertible note with expected term of 1.58 years, expected dividend rate of 0%, volatility of 100% and risk free interest rate 0.61%.

March 2018 Convertible Debt - $20,000

In March 2018, the Company entered into a $20,000 convertible note with variable conversion pricing. The following inputs were used within the Black Sholes Model to determine the initial relative fair values of the $20,000 convertible note with expected term of 1.19 years, expected dividend rate of 0%, volatility of 493% and risk free interest rate 1.92%.

The Company revalues these derivatives each quarter using the Black-Scholes Model. The change in valuation is accounted for as a gain or loss in derivative liability. The following table describes the derivative liability as of December 31, 2018 and December 31, 2019.

F-48

	Balance			Balance
	at 12/31/18	Additions	Changes	at 12/31/19

August 2015 - $15,000 convertible debt	$6,523	$-	$(165)	$6,358
March 2018 - $20,000 convertible debt	15,994	-	7,555	23,549

Total	$22,517	$-	$7,390	$29,907

Note 11 – Accrued Royalties Payable

The Company has estimated the royalties to be paid out in perpetuity under royalty agreements. The Company entered into royalty agreement as follows:

●	November 2017 Royalty Agreement – The Company entered into a royalty agreement with a related party on November 1, 2017 in relation to a note payable of $900,000. This note replaced the September and November 2016 Royalty Agreements. Under the royalty agreement, the Company is required to pay a royalty fee of from $1.50 to $3.00 per month for every ignition interlock devise that the Company has on the road in customers’ vehicles, the amount depending on how many devices are installed.

●	August 2018 Royalty Agreement – the Company entered into a royalty agreement with a related party on August 1, 2018 in relation to a note payable of $1,365,000. This note replaced the November 2017 Royalty Agreement as well as other, non-royalty notes payable. Under the royalty agreement, the Company is required to pay $1.50 and accrue an additional $3.50 for every ignition interlock devise for the first nine months of the note payable. After the first nine months, the Company is required to pay $1.50 per devise and the amount accrued during the first nine months will be paid monthly through the next twelve months. After the note payable is paid in full, the Company is required to pay $3.00 per devise in perpetuity.

●	December 2018 royalty Agreement – the Company entered into a royalty agreement with a related party on December 1, 2018 in relation to a note payable of $2,020,000. This note replaced the August 2018 Royalty Agreement. Under the royalty agreement, the Company is required to pay a royalty fee of $5.00 per month for every ignition interlock device that the Company has on the road in customers’ vehicles.

Based on the royalty agreement, the Company had the following royalty accruals:

	December 31, 2019	December 31, 2018
November 2017 royalty agreement	3,326	3,326
August 2018 royalty agreement	18,058	18,058
December 2018 royalty agreement	50,081	5,500

Total accrued royalties	$71,465	$26,884

Royalty expense was $44,581 and $150,206 for the years ended December 31, 2019 and 2018, respectively.

F-49

Note 12 – Stockholders’ Equity

Preferred Stock

The Company’s articles of incorporation authorize the Company to issue up to 20,000,000 preferred shares of $0.001 par value.

Series A Preferred Stock

The Company has been authorized to issue 1,000,000 shares of Series A Preferred Stock. The Series A shares have the following preferences: no dividend rights; no liquidation preference over the Company’s common stock; no conversion rights; no redemption rights; no call rights by the Company; each share of Series A Preferred stock will have one hundred (100) votes on all matters validly brought to the Company’s common stockholders.

During the three months ended March 31, 2017, the Company entered into a material definitive agreement to issue 1,000,000 shares of series A preferred stock to an officer and director of the Company with a preliminary estimated value of $350,000. As of December 31, 2019, the total number of preferred shares issued or issuable was 1,000,000.

Common Stock

The Company has authorized 100,000,000 shares of $.0001. Holders of common stock are entitled to one vote for each share held. There are no restrictions that limit the Company’s ability to pay dividends on its common stock, subject to the requirements of the Delaware Revised Statutes. The Company has not declared any dividends since incorporation.

During the year ended December 31, 2019, the Company issued 1,033,763 shares of its common stock for services valued at $103. The total number of shares issued or issuable as of December 31, 2019 was 31,350,683.

Note 13 – Warrants

The Company issued warrants in individual sales and in connection with common stock purchase agreements. The warrants have expiration dates ranging from three to four years from the date of grant and exercise prices ranging from $0.10 to $1.00.

A summary of warrant activity for the periods presented is as follows

		Weighted Average
	Warrants for	Weighted Average	Remaining	Aggregate
	Common Shares	Exercise Price	Contractual Term	Intrinsic Value
Outstanding as of December 31, 2017	4,857,176	$0.51	3.19	412,864
Granted	930,410	1.35	4.00	208,633
Exercised	-	-	-	-
Forfeited, cancelled, expired	(110,000)	0.72	-	-
Outstanding as of December 31, 2018	5,677,586	$0.60	2.40	621,497
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited, cancelled, expired	-	-	-	-
Outstanding as of December 31, 2019	5,677,586	$0.60	1.40	621,497

F-50

Note 14 – Income (Loss) Per Share

Net income (loss) per share is provided in accordance with FASB ASC 260-10, “Earnings per Share”. Basic net income (loss) per common share (“EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average shares outstanding, assuming all dilutive potential common shares were issued, unless doing so is anti-dilutive.

The following shares are not included in the computation of diluted income (loss) per share, because their inclusion would be anti-dilutive:

	Year Ended December 31,
	2019	2018
Preferred shares	-	-
Convertible notes	636,364	632,101
Warrants	5,677,586	5,677,586
Options	-	-
Total anti-dilutive weighted average shares	6,313,950	6,309,687

If all dilutive securities had been exercised at December 31, 2018, the total number of common shares outstanding would be as follows:

Common Shares	31,350,683
Preferred Shares	-
Convertible notes	636,364
Warrants	5,677,586
Options	-
Total potential shares	37,664,633

Note 15 – Commitments and Contingencies

On December 1, 2016, the Company entered into a four-year lease with Cahuenga Management LLC for a storefront location at 15503 Cahuenga Blvd., North Hollywood, California 91601. Base rent under the lease is $2,200 per month, with an escalating provision up to $2,404 throughout the lease term. The rental agreement includes operating expenses such as common area maintenance, property taxes and insurance.

On August 28, 2017, the Company entered into a one-year lease with B3 Investments, LLC for a storefront location at Suites D104 and D105, 2406 24th Street, South Phoenix, Arizona. Base rent under the lease is $1,350 per month plus 2% ($27) rental tax. The rental agreement includes operating expenses such as common area maintenance, property taxes and insurance.

Legal Proceedings

In the ordinary course of business, the Company from time to time is involved in various pending or threatened legal actions. The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon the Company’s financial condition and/or results of operations. However, in the opinion of management, other than as set forth herein, matters currently pending or threatened against the Company are not expected to have a material adverse effect on the Company’s financial position or results of operations.

F-51

Note 16 – Related Party Transactions

The Company had the following related party transactions:

●	Notes payable of $2,404,200 to the Doheny Group at December 31, 2019 (refer to notes payable related party section)

Note 17 – Settlement with Distributor

On January 21, 2018, the Company and its major distributor memorialized a September 30, 2017 oral agreement that terminated their September 5, 2015 distributorship agreement. The distributor had failed to timely make required monthly payments. The Company agreed to not pursue amounts due it from the distributor. The Company has sent letters to all customers of the distributor and believes that it will retain most, if not all, customers. If customers are not retained, the customers will need to have the interlock device removed and returned to the Company. The Company had approximately 900 interlock units rented to the distributor. As of December 31, 2017, $35,979 in distributor revenue and accounts receivable were reversed out. As of October 1, 2017, the distributor became an employee of the Company and was to service the area that he had been a distributor of.

Note 18 – Income Taxes

The Company did not have material income tax provision (benefit) because of net loss and valuation allowances against deferred income tax provision for the years ended December 31, 2019 and 2018.

	Years Ended December 31,
	2019	2018
Statutory federal rate	21.00%	21.00%
Change in valuation allowance	-21.00%	-21.00%
Effective income tax rate	0.00%	0.00%

The income tax benefit differs from the amount computed by applying the U.S. federal statutory tax rate of 21%, primarily due to the change in the valuation allowance and state income tax benefit, offset by nondeductible expenses.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the deferred tax assets and liabilities are as follows:

	Years Ended December 31,
	2019	2018
Deferred tax assets:
Deferred revenue	$-	$27,635
Net operating loss carryforwards	1,572,997	1,387,104
Total deferred tax assets	1,572,997	1,414,739
Valuation allowance	(1,572,997)	(1,414,739)
Net deferred tax assets	$-	$-

F-52

At December 31, 2019, the Company had available net operating loss carryovers of approximately $5.2 million that may be applied against future taxable income and expires at various dates between 2026 and 2038, subject to certain limitations. The Company has a deferred tax asset arising substantially from the benefits of such net operating loss deduction and has recorded a valuation allowance for the full amount of this deferred tax asset since it is more likely than not that some or all of the deferred tax asset may not be realized. The net change in the valuation allowance is primarily due to the net loss in 2019, which increased net operating loss carryforward in 2019 compared to 2018.

The Company files income tax returns in the U.S. federal jurisdiction and California and is subject to income tax examinations by federal tax authorities for tax years ended 2015 and later and by California authorities for tax years ended 2013 and later. The Company currently is not under examination by any tax authority. The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As of December 31, 2019, the Company has no accrued interest or penalties related to uncertain tax positions.

Note 19 – Subsequent Events

In late February 2020, the Company borrowed $203,250 from three non-affiliated lenders and in turn issued them convertible promissory notes totaling approximately $237,750 and accompanying warrants to acquire, which are convertible and exercisable, respectively, into shares of the Company’s common stock. The warrants are exercisable into 2,294,166 shares of the Company’s common stock at exercise prices between $0.05 and $0.12 per share. The convertible notes are convertible into shares of the Company’s common stock at discounts to the Company’s closing stock price of between 40% and 50%. Under the terms of each agreement, the number of shares of common stock issuable upon the conversion of any portion of the notes cannot exceed an amount that would cause the beneficial ownership of each debt holder and its affiliates to own more than 4.99% of the Company’s outstanding shares of common stock.

The Company follows the guidance in FASB ASC Topic 855, Subsequent Events (“ASC 855”), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before the consolidated financial statements are issued or are available to be issued. ASC 855 sets forth (i) the period after the balance sheet date during which management of a reporting entity evaluates events or transactions that may occur for potential recognition or disclosure in the consolidated financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its consolidated financial statements, and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.

F-53

PART III

ITEM 16. INDEX TO EXHIBITS

Item No.	Description

11.1	Consent of Auditor

11.2	Consent of Auditor

12.1	Legal Opinion of Witherspoon Brajcich McPhee, PLLC

III-54